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Filed Pursuant to Rule 424(b)(2)
File No. 333-220374

       Calculation of Registration Fee

Title of Each Class of Securities To Be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee

Depositary Shares of TCF Financial Corporation, Each Representing a 1/1,000th Interest in a Share of Series C Non-Cumulative Perpetual Preferred Stock	$175,000,000	$20,282.50(1)

(1)
Calculated in accordance with Rules 457(o) and 457(r) of the Securities Act of 1933, as amended (the "Securities Act"), and will be paid by wire transfer within the time required by Rule 456(b) of the Securities Act.

Prospectus Supplement
(to Prospectus Dated September 7, 2017)

TCF Financial Corporation

7,000,000 Depositary Shares, Each Representing a 1/1,000th Interest
in a Share of Series C Non-Cumulative Perpetual Preferred Stock

         TCF Financial Corporation is offering 7,000,000 depositary shares ("depositary shares"), each representing a 1/1,000th interest in a share of Series C Non-Cumulative Perpetual Preferred Stock, par value $0.01 per share, with a liquidation preference of $25,000 per share (equivalent to $25 per depositary share) (the "Series C Preferred Stock"). As a holder of depositary shares, you will be entitled to all proportional rights and preferences of the Series C Preferred Stock (including dividend, voting, redemption and liquidation rights). You must exercise such rights through the depositary.

         Dividends on the Series C Preferred Stock, if, as and when declared by our board of directors or a duly authorized committee thereof, will accrue and be payable on the liquidation preference amount, on a non-cumulative basis, quarterly in arrears on the 1st day of March, June, September and December of each year, commencing on December 1, 2017, at a rate per annum equal to 5.70%. If our board of directors or a duly authorized committee of the board has not declared a dividend on the Series C Preferred Stock before the dividend payment date for any dividend period, such dividend shall not be cumulative and shall not accrue or be payable for such dividend period, and we will have no obligation to pay dividends for such dividend period, whether or not dividends on the Series C Preferred Stock are declared for any future dividend period.

         The Series C Preferred Stock may be redeemed at our option in whole or in part, from time to time, on December 1, 2022 or on any dividend payment date thereafter at a redemption price equal to $25,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends for prior dividend periods, without accumulation of any undeclared dividends. The Series C Preferred Stock may also be redeemed at our option in whole, but not in part, prior to December 1, 2022 within 90 days following the occurrence of a "regulatory capital treatment event," as described herein, at a redemption price equal to $25,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends for prior dividend periods, without accumulation of any undeclared dividends.

         The Series C Preferred Stock will not have any voting rights, except as set forth under "Description of Series C Preferred Stock—Voting Rights" below.

         We intend to apply to list the depositary shares on the New York Stock Exchange (the "NYSE") under the symbol "TCFPRD." If the application is approved, we expect trading of the depositary shares on the NYSE to begin within the 30-day period after the initial delivery of the depositary shares.

         Investing in the depositary shares involves a high degree of risk. See "Risk Factors" beginning on page S-9 of this prospectus supplement and on page 3 of the accompanying prospectus, along with the other information contained or incorporated in this prospectus supplement and the accompanying prospectus before you make your investment decision.

         Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         The depositary shares are unsecured equity securities, and all payments are subject to the credit risk of TCF Financial Corporation. If TCF Financial Corporation defaults on its obligations, you could lose some or all of your investment. The depositary shares are not savings accounts, deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation (the "FDIC"), the Deposit Insurance Fund or any other governmental agency.

	Per Depositary Share		Total
Public offering price	$25.0000		$175,000,000.00
Underwriting discounts and commissions (1)	$0.7134	(2)	$4,993,562.50
Proceeds, before expenses, to TCF Financial Corporation (1)	$24.2866	(2)	$170,006,437.50

(1) Reflects 1,805,000 depositary shares sold to institutional investors, for which the underwriters received underwriting discounts and commissions of $0.5000 per depositary share ($902,500.00 in the aggregate), and 5,195,000 depositary shares sold to retail investors, for which the underwriters received underwriting discounts and commissions of $0.7875 per depositary share ($4,091,062.50 in the aggregate).

(2) Rounded to four decimal places. See footnote (1) for actual depositary share numbers.

         The underwriters are offering the depositary shares as set forth under "Underwriting." We expect the depositary shares to be delivered to investors through the book-entry facilities of The Depository Trust Company ("DTC") and its direct participants, against payment on or about September 14, 2017.

Joint Book-Running Managers
Morgan Stanley	UBS Investment Bank

Joint Lead Managers

J.P. Morgan	RBC Capital Markets

The date of this prospectus supplement is September 7, 2017

Prospectus Supplement

Prospectus

       You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus we have filed or may file with the SEC. Neither we nor any underwriter or agent have authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement, the accompanying prospectus and any relevant free writing prospectus do not constitute an offer to sell or a solicitation of an offer to buy by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

       Neither the delivery of this prospectus supplement and the accompanying prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus supplement, that the information contained herein is correct as of any time subsequent to the date hereof or that any information incorporated or deemed incorporated by reference herein is correct as of any time other than the respective dates thereof. If the information set forth in this prospectus supplement or any relevant free writing prospectus differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement or relevant free writing prospectus.

ABOUT THIS PROSPECTUS SUPPLEMENT

       This document consists of two parts. The first part is this prospectus supplement, which describes the terms of this offering. The second part is the accompanying prospectus, which provides general information about us and our securities, some of which may not apply to this offering.

       Both this prospectus supplement and the accompanying prospectus include important information about us, this offering and other information you should know before investing in the depositary shares. This prospectus supplement also adds to, updates and supersedes information in the accompanying prospectus. To the extent that any statement we make in the prospectus supplement is inconsistent with the statements made in the accompanying prospectus, the statements made in the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus as well as the additional information described under the caption "Where You Can Find More Information" in the accompanying prospectus before investing in the depositary shares.

       As used in this prospectus supplement and the accompanying prospectus, the terms "TCF," "we," "us" and "our" or similar references mean TCF Financial Corporation and its subsidiaries on a consolidated basis.

SUMMARY

       This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and may not contain all the information that you need to consider in making your investment decision. You should carefully read this entire prospectus supplement and the accompanying prospectus, as well as the information to which we refer you and the information incorporated by reference herein and therein, before deciding whether to invest in the depositary shares. You should carefully consider the sections entitled "Risk Factors" in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein to determine whether an investment in the depositary shares is appropriate for you.

 The Company

       TCF is a national bank holding company based in Wayzata, Minnesota. We were incorporated in 1987 under the laws of the State of Delaware. Our principal subsidiary, TCF National Bank ("TCF Bank"), is headquartered in Sioux Falls, South Dakota. TCF Bank operates bank branches in Illinois, Minnesota, Michigan, Colorado, Wisconsin, Arizona and South Dakota, which are our primary banking markets. As of December 31, 2016, we delivered retail banking products in 45 states and commercial banking products in 37 states. We also conduct commercial leasing and equipment finance business in all 50 states and, to a limited extent, in foreign countries; commercial inventory finance business in all 50 states and Canada and, to a limited extent, in other foreign countries and indirect auto finance business in all 50 states.

       We had total assets of $22.1 billion as of June 30, 2017 and were the 46th largest publicly traded bank holding company in the United States based on total assets as of June 30, 2017.

       Our executive offices are located at 200 Lake Street East, Wayzata, MN 55391-1693 and our telephone number is (952) 745-2760. Our website is located at www.tcfbank.com. We do not incorporate the information on our website into this prospectus supplement or the accompanying prospectus and you should not consider it a part of this prospectus supplement or the accompanying prospectus.

 The Offering

       The following summary contains basic information about the depositary shares and the Series C Preferred Stock. It does not contain all the information that is important to you. For a more complete understanding of the depositary shares and the Series C Preferred Stock, you should read the sections of this prospectus supplement entitled "Description of Series C Preferred Stock" and "Description of Depositary Shares" and the sections of the accompanying prospectus entitled "Description of Preferred Stock" and "Description of Depositary Shares."

Issuer	TCF Financial Corporation
Securities offered
7,000,000 depositary shares, each representing a 1/1,000th ownership interest in a share of Series C Preferred Stock. Each holder of a depositary share will be entitled, through the depositary, in proportion to the applicable fraction of a share of Series C Preferred Stock represented by such depositary share, to all the rights and preferences of the Series C Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

We may from time to time elect to issue additional shares of the Series C Preferred Stock and depositary shares representing shares of the Series C Preferred Stock, and all such additional shares of the Series C Preferred Stock and additional depositary shares would be deemed to form a single series with the Series C Preferred Stock and the depositary shares, as applicable, provided that any such additional shares of Series C Preferred Stock and additional depositary shares are not treated as "disqualified preferred stock" within the meaning of Section 1059(f)(2) of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), and such additional shares of Series C Preferred Stock and additional depositary shares are otherwise treated as fungible with the Series C Preferred Stock and depositary shares offered hereby for U.S. federal income tax purposes.

Ranking	Shares of the Series C Preferred Stock will rank senior to our common stock, par value $0.01 per share ("Common Stock"), equally to our Series A Non-Cumulative Perpetual Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock"), and 6.45% Series B Non-Cumulative Perpetual Preferred Stock, par value $0.01 per share (the "Series B Preferred Stock"), and at least equally with each other series of our preferred stock that we may issue (except for any senior series that may be issued with the requisite consent of the holders of the Series C Preferred Stock and all other parity stock, including the Series A Preferred Stock and Series B Preferred Stock), with respect to the payment of dividends and distributions upon liquidation, dissolution or winding up. See "Description of Series C Preferred Stock—Ranking." For a description of the Series A Preferred Stock and the Series B Preferred Stock, see "Description of Preferred Stock—Outstanding Preferred Stock" in the accompanying prospectus. We will generally be able to pay dividends and distributions upon liquidation, dissolution or winding up only out of lawfully available assets for such payment (i.e., after taking account of all of our debts, other non-equity claims and, to the extent applicable, liquidation preferences on any senior equity securities).
Dividends
Dividends on the Series C Preferred Stock, if, as and when declared by our board of directors or a duly authorized committee thereof, will accrue and be payable on the liquidation preference amount, quarterly in arrears at a rate per annum equal to 5.70%; provided, dividends not declared with respect to any dividend period shall not be cumulative. Any dividends paid will be distributed to holders of depositary shares in the manner described under "Description of Depositary Shares—Dividends and Other Distributions" below.

A dividend period is the period from and including a dividend payment date to but excluding the next dividend payment date, except that the initial dividend period will commence on and include the original issue date of the Series C Preferred Stock. Dividends will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

If our board of directors or a duly authorized committee thereof has not declared a dividend on the Series C Preferred Stock before the dividend payment date for any dividend period, such dividend will not be cumulative and shall cease to accrue and be payable, and we will have no obligation to pay dividends accrued for such dividend period, whether or not dividends on the Series C Preferred Stock are declared for any future dividend period.

So long as any share of Series C Preferred Stock remains outstanding, unless the full dividends for the then-current dividend period on all outstanding shares of Series C Preferred Stock have been declared and paid in full or declared and a sum sufficient for the payment thereof has been set aside, then (1) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any junior stock, which includes TCF's Common Stock (other than a dividend payable solely in junior stock), (2) no shares of junior stock shall be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than as a result of a reclassification of junior stock for or into other junior stock, or the exchange or conversion of one share of junior stock for or into another share of junior stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by us and (3) no shares of parity stock shall be repurchased, redeemed or otherwise acquired for consideration by us otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series C Preferred Stock and such parity stock except by conversion into or exchange for junior stock, during such dividend period.

When dividends are not paid in full on the shares of Series C Preferred Stock and any parity stock (including the Series A Preferred Stock and the Series B Preferred Stock), all dividends declared upon such shares of Series C Preferred Stock and any parity stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current dividend period per share on Series C Preferred Stock, and accrued dividends, including any accumulations, on any parity stock, bear to each other. No interest will be payable in respect of any dividend payment on shares of Series C Preferred Stock that may be in arrears.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise), as may be determined by our board of directors or a duly authorized committee thereof, may be declared and paid on our Common Stock and any other securities ranking equally with or junior to the Series C Preferred Stock from time to time out of any assets legally available for such payment, and the holders of the Series C Preferred Stock shall not be entitled to participate in any such dividend.

Our ability to declare and pay dividends is limited by applicable regulatory restrictions, including the guidelines of the Board of Governors of the Federal Reserve System (the "Federal Reserve") applicable to bank holding companies, and Delaware law.

Dividend payment dates	Dividends on the Series C Preferred Stock will be payable if, as and when declared by our board of directors or a duly authorized committee thereof on the 1st day of March, June, September and December of each year, commencing on December 1, 2017. If any date on which dividends would otherwise be paid is not a business day, then the dividend payment date will be the next succeeding business day and no additional dividends will accrue in respect of any payment made on the next succeeding business day.
Redemption
The Series C Preferred Stock may be redeemed at our option in whole or in part, from time to time, on December 1, 2022 or on any dividend payment date thereafter at a redemption price equal to $25,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends for prior dividend periods, without accumulation of any undeclared dividends. The Series C Preferred Stock may also be redeemed at our option in whole, but not in part, prior to December 1, 2022 within 90 days following the occurrence of a "regulatory capital treatment event," as described below under "Description of Series C Preferred Stock—Redemption," at a redemption price equal to $25,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends for prior dividend periods, without accumulation of any undeclared dividends. If we redeem the Series C Preferred Stock, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption of the Series C Preferred Stock held by the depositary. Neither the holders of the Series C Preferred Stock nor holders of depositary shares will have the right to require the redemption or repurchase of the Series C Preferred Stock.

Any redemption of the Series C Preferred Stock is subject to the approval of the Federal Reserve and to the satisfaction of any conditions set forth in the capital guidelines or regulations of the Federal Reserve applicable to the redemption of the Series C Preferred Stock.

Liquidation rights	Upon any voluntary or involuntary liquidation, dissolution or winding up of TCF, holders of shares of Series C Preferred Stock are entitled to receive in full, out of assets of TCF available for distribution to stockholders, before any distribution or payment out of TCF's assets is made to holders of our Common Stock or any other shares of our stock ranking junior as to such a distribution to the Series C Preferred Stock, a liquidating distribution in the amount of the liquidation preference of $25,000 per share (equivalent to $25 per depositary share), plus any authorized, declared and unpaid dividends, without accumulation of any undeclared dividends, to the date of liquidation. Distributions will be made only to the extent of TCF's assets that are available after satisfaction of all liabilities to creditors and subject to the rights of holders of any securities ranking senior to the Series C Preferred Stock (pro rata as to the Series C Preferred Stock and any other shares of our stock ranking equally as to such distribution, including the Series A Preferred Stock and the Series B Preferred Stock). The Series C Preferred Stock may be fully subordinated to interests held by the U.S. government in the event of a receivership, insolvency, liquidation or similar proceeding under the "orderly liquidation authority" of Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act").
Voting rights
None, except with respect to authorizing or increasing the authorized amount of senior stock, certain changes in the terms of the Series C Preferred Stock and in the case of certain dividend non-payments. See "Description of Series C Preferred Stock—Voting Rights" below. Holders of depositary shares must act through the depositary to exercise any voting rights, as described under "Description of Depositary Shares—Voting the Series C Preferred Stock" below.
Maturity
The Series C Preferred Stock does not have a maturity date, and we are not required to redeem the Series C Preferred Stock. Accordingly, the Series C Preferred Stock will remain outstanding indefinitely, unless and until we decide to redeem it and receive any required prior approval of the Federal Reserve to do so.
Preemptive and conversion rights	None.
Listing
We intend to apply for listing of the depositary shares on the NYSE under the symbol "TCFPRD." If approved for listing, we expect trading of the depositary shares on the NYSE to commence within a 30-day period after the initial delivery of the depositary shares.

Tax consequences	Subject to certain exceptions for short-term and hedged positions, distributions constituting dividend income received by an individual or other non-corporate U.S. holder in respect of the depositary shares will generally represent "qualified dividend income," which will be subject to taxation at preferential rates. In addition, subject to certain exceptions, including similar exceptions for short-term and hedged positions, distributions on the depositary shares constituting dividend income paid to holders that are U.S. corporations will currently generally qualify for the 70% dividends-received deduction. For further discussion of the tax consequences relating to the Series C Preferred Stock, see "U.S. Federal Income Tax Considerations" below.
Use of proceeds
We expect to use the net proceeds from the sale of the depositary shares representing interests in the Series C Preferred Stock and additional cash on hand to redeem all of our issued and outstanding Series A Preferred Stock, subject to approval of such redemption by the Federal Reserve. The redemption of all of our Series A Preferred Stock will result in the redemption of all of our depositary shares, each representing a 1/1,000th interest in a share of our Series A Preferred Stock (the "Series A Depositary Shares"). See "Use of Proceeds."
Transfer agent, registrar and depositary	Computershare Trust Company, N.A. and Computershare Inc.
Risk factors
See "Risk Factors" and other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider carefully before deciding to invest in the depositary shares.

RISK FACTORS

       An investment in the depositary shares involves certain risks. You should carefully consider the risks described below and the risk factors included in the accompanying prospectus and our Annual Report on Form 10-K for the year ended December 31, 2016, as well as the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The market or trading price of the depositary shares could decline due to any of these risks, and you may lose all or part of your investment. This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us that are disclosed in our Annual Report on Form 10-K for the year ended December 31, 2016 and those that are described below and elsewhere in this prospectus supplement and the accompanying prospectus.

You are making an investment decision with regard to the depositary shares as well as the Series C Preferred Stock.

       As described in this prospectus supplement, we are issuing fractional interests in shares of Series C Preferred Stock in the form of depositary shares. Accordingly, the depositary will rely on the payments it receives on the Series C Preferred Stock to fund all payments on the depositary shares. You should carefully review the information in this prospectus supplement and in the accompanying prospectus regarding both of these securities.

Our ability to pay dividends on the Series C Preferred Stock, and therefore your ability to receive distributions on the depositary shares, is limited by federal regulatory considerations and the results of operations of our subsidiaries.

       We are a bank holding company and, accordingly, substantially all of our operations are conducted through our banking subsidiary, TCF Bank, and its subsidiaries. As a result, our cash flow and our ability to make dividend payments to our stockholders depend on the earnings of our subsidiaries. Our subsidiaries are separate and distinct legal entities. Dividends or other capital distributions from TCF Bank to TCF are an important source of funds to enable TCF to pay dividends on its preferred and common stock, to pay TCF's obligations or meet other cash needs. The ability of TCF and TCF Bank to pay dividends depends on regulatory policies and regulatory capital requirements and may be subject to regulatory approval. In general, TCF Bank may not declare or pay a dividend to TCF in excess of 100% of its net retained earnings for the current year combined with its net retained earnings for the preceding two calendar years, without prior approval of the Office of the Comptroller of the Currency (the "OCC"). At June 30, 2017, TCF Bank's net retained earnings for the current year combined with its net retained earnings for the preceding two calendar years was $411.7 million.

       Payments to us by our subsidiaries also will be contingent upon those subsidiaries' earnings and business considerations. Furthermore, our right to receive any assets of any of our subsidiaries upon their liquidation, reorganization or otherwise, and thus your ability as a holder of depositary shares to benefit indirectly from such distribution, will be subject to the prior claims of the subsidiaries' creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of those subsidiaries and any indebtedness of those subsidiaries senior to that held by us. At June 30, 2017, our subsidiaries' direct borrowings and deposit liabilities that would effectively rank senior to the Series C Preferred Stock totaled approximately $18.8 billion.

       The OCC also has the authority to prohibit the payment of dividends by a national bank when it determines such payments would constitute an unsafe and unsound banking practice. TCF Bank's ability to make capital distributions in the future may require regulatory approval and may be restricted by its regulatory authorities. TCF Bank's ability to make any such distributions will also depend on its earnings and ability to meet minimum regulatory capital requirements in effect during future periods. These capital adequacy standards may be higher than the existing minimum regulatory capital requirements in the future. New legislation, additional rulemaking, or changes in regulatory policies may affect future regulatory capital requirements applicable to TCF Bank. If TCF Bank does not satisfy these regulatory requirements, we will be unable to pay dividends on the Series C Preferred Stock and, therefore, you will not receive distributions on the depositary shares.

       As a bank holding company, our ability to declare and pay dividends is subject to the guidelines of the Federal Reserve regarding capital adequacy and dividends. In July 2013, the Federal Reserve, the OCC and FDIC approved final rules (the "Final Capital Rules") implementing revised capital requirements to reflect the requirements of the Dodd-Frank Act and the Basel III international capital standards. The Final Capital Rules became applicable to TCF on January 1, 2015 with conservation buffers phasing in over the subsequent five years. Among other things, the Final Capital Rules established a new capital ratio of common equity Tier 1 capital of 4.5% and a common equity Tier 1 capital conservation buffer of 2.5% of risk-weighted assets; increased the minimum Tier 1 capital ratio from 4.0% to 6.0% and included a minimum leverage ratio of 4.0%; placed an emphasis on common equity Tier 1 capital and changed the risk weights assigned to certain instruments. Failure to meet these standards would result in limitations on capital distributions as well as executive bonuses. TCF and TCF Bank exceeded the Basel III capital standards as of June 30, 2017.

       We are incorporated in Delaware and governed by the Delaware General Corporation Law ("DGCL"), the application of which could also limit our ability to pay dividends. Delaware law allows a corporation to pay dividends only out of surplus, as determined under Delaware law or, if there is no surplus, out of net profits for the fiscal year in which the dividend was declared and for the preceding fiscal year. Under Delaware law, however, we cannot pay dividends out of net profits if, after we pay the dividend, our capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

The Series C Preferred Stock is equity and is subordinate to our existing and future indebtedness.

       The shares of Series C Preferred Stock are our equity interests and do not constitute indebtedness. As such the shares of Series C Preferred Stock, and the related depositary shares, will rank junior to all indebtedness and other non-equity claims on us with respect to assets available to satisfy claims on us, including in our liquidation. Holders of the depositary shares may be fully subordinated to interests held by the U.S. government in the event of a receivership, insolvency, liquidation or similar proceeding. In addition, our existing and future indebtedness may restrict payment of dividends on the Series C Preferred Stock. As of June 30, 2017, our indebtedness and obligations, on a consolidated basis, totaled approximately $19.5 billion.

       Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of preferred stock such as the Series C Preferred Stock, (1) dividends are payable only if declared by our board of directors or a duly authorized committee thereof and (2) as a corporation, we are subject to restrictions on payments of dividends and redemption price out of lawfully available assets. Further, the Series C Preferred Stock places no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the limited voting rights referred to below under "—Holders of Series C Preferred Stock and the related depositary shares will have limited voting rights." Also, as a bank holding company and a Delaware corporation, our ability to declare and pay dividends is dependent on certain federal regulatory considerations, as described under "—Our ability to pay dividends on the Series C Preferred Stock, and therefore your ability to receive distributions on the depositary shares, is limited by federal regulatory considerations and the results of operations of our subsidiaries."

The Series C Preferred Stock may be junior in rights and preferences to our future preferred stock.

       We may in the future create and issue additional shares of preferred stock ranking senior to the Series C Preferred Stock as to dividends or distribution of assets upon our liquidation, dissolution or winding up with the requisite consent of the holders of the Series C Preferred Stock and other parity stock entitled to vote thereon. The terms of any of our future preferred stock which by its terms is expressly senior to the Series C Preferred Stock may restrict dividend payments on the Series C Preferred Stock. This could result in dividends on the Series C Preferred Stock not being paid.

We are not required to declare dividends on the Series C Preferred Stock, and dividends on the Series C Preferred Stock are non-cumulative. If we do not declare dividends on the Series C Preferred Stock, holders of depositary shares will not be entitled to receive related distributions on their depositary shares.

       Dividends on shares of the Series C Preferred Stock will not be mandatory and are not cumulative. Holders of the Series C Preferred Stock, including the depositary, will only be entitled to receive dividends for any given dividend period if, as and when declared by our board of directors or a duly authorized committee thereof out of legally available assets. Consequently, if our board of directors or a duly authorized committee thereof does not authorize and declare a dividend for any dividend period, then (i) the depositary would not be entitled to receive any such dividend and no related distribution will be made on the depositary shares, and (ii) such unpaid dividend will cease to accrue and be payable. Dividends on the Series C Preferred Stock are non-cumulative. We will have no obligation to pay dividends accrued for a dividend period after the dividend payment date for such period, and holders of depositary shares will not be entitled to receive any distribution with respect to such dividends if our board of directors or a duly authorized committee thereof has not declared such dividend before the related dividend payment date, whether or not dividends are declared for any subsequent dividend period with respect to the Series C Preferred Stock or any other series of our preferred stock. If we do not declare and pay dividends on the Series C Preferred Stock, you will not receive corresponding distributions on your depositary shares and the market price of your depositary shares may decline.

Investors should not expect us to redeem the Series C Preferred Stock on the date it becomes redeemable or on any particular date after it becomes redeemable.

       The Series C Preferred Stock is a perpetual equity security. The Series C Preferred Stock has no maturity or mandatory redemption date and is not redeemable at the option of the holder of the Series C Preferred Stock or the holders of the depositary shares offered by this prospectus supplement and the accompanying prospectus. By its terms, the Series C Preferred Stock may be redeemed by us in whole or in part on any dividend payment date on or after December 1, 2022. The Series C Preferred Stock may also be redeemed in whole, but not in part, within 90 days following the occurrence of certain events related to the regulatory capital treatment of the Series C Preferred Stock, as described below under "Description of Series C Preferred Stock—Redemption." Any decision we may make at any time to propose to redeem the Series C Preferred Stock will depend upon, among other things, our evaluation of our capital position, the composition of our stockholders' equity and general market conditions at that time.

       Our right to redeem the Series C Preferred Stock is subject to an important limitation. Under the Federal Reserve's current risk-based capital guidelines applicable to bank holding companies, any redemption of the Series C Preferred Stock is subject to prior approval of the Federal Reserve. There can be no assurance that the Federal Reserve will approve any redemption of the Series C Preferred Stock that we may propose. There also can be no assurance that, if we propose to redeem the Series C Preferred Stock without replacing the Series C Preferred Stock with Tier 1 capital that is not a restricted core capital element, the Federal Reserve will authorize redemption. We understand that the factors that the Federal Reserve will consider in evaluating a proposed redemption, or a request that we be permitted to redeem the Series C Preferred Stock without replacing it with Tier 1 capital that is not a restricted core capital element, include its evaluation of the overall level and quality of our capital components, considered in light of our risk exposures, earnings and growth strategy, and other supervisory considerations, although the Federal Reserve may change these factors at any time.

If we were to redeem the Series C Preferred Stock, you might not be able to reinvest the money you receive upon redemption of the Series C Preferred Stock in a similar security.

       Subject to the approval of the Federal Reserve, at our option, we may redeem the Series C Preferred Stock in whole, but not in part, prior to December 1, 2022 within 90 days following the occurrence of a "regulatory capital treatment event," such as a change or proposed change in law or regulation on or after the date hereof with respect to whether the Series C Preferred Stock qualifies as a Tier 1 capital instrument. We may also redeem the Series C Preferred Stock at our option, either in whole or in part, on any dividend payment date on or after December 1, 2022, subject to the approval of the Federal Reserve. If we redeem the Series C Preferred Stock, you may not be able to reinvest the redemption price you receive in a similar security. See "Description of Series C Preferred Stock—Redemption" for more information on redemption of the Series C Preferred Stock.

A downgrade, suspension or withdrawal of any rating assigned by a rating agency to us or our securities, including the depositary shares and the Series C Preferred Stock, could cause the liquidity or trading price of the depositary shares to decline significantly.

       We expect the Series C Preferred Stock and the depositary shares to initially be rated below investment grade. Real or anticipated changes in the credit ratings assigned to the depositary shares, the Series C Preferred Stock or our credit ratings generally could affect the trading price of the depositary shares. Credit ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization in its sole discretion. In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. The credit rating agencies also evaluate the financial services industry as a whole and may change their credit rating for us and our securities, including the Series C Preferred Stock and depositary shares, based on their overall view of the industry.

       A downgrade, withdrawal or the announcement of a possible downgrade or withdrawal in ratings assigned to the depositary shares, the Series C Preferred Stock, us or our other securities, or any perceived decrease in our creditworthiness could cause the trading price of the depositary shares to decline significantly.

The depositary shares may not have an active trading market.

       The Series C Preferred Stock and the related depositary shares are new issues with no established trading market. Although we intend to apply to list the depositary shares on the NYSE, there is no guarantee that we will be able to list the depositary shares. Even if the depositary shares are listed, there may be little or no secondary market for the depositary shares. Even if a secondary market for the depositary shares develops, it may not provide significant liquidity and transaction costs in any secondary market could be high. As a result, the difference between bid and asked prices in any secondary market could be substantial. Further, because the shares of Series C Preferred Stock do not have a stated maturity date, investors seeking liquidity in the depositary shares will be limited to selling their depositary shares in the secondary market. We do not expect that there will be any separate public trading market for the shares of the Series C Preferred Stock except as represented by the depositary shares.

Holders of Series C Preferred Stock and the related depositary shares will have limited voting rights.

       Holders of the Series C Preferred Stock, and therefore holders of the depositary shares, have no voting rights with respect to matters that generally require the approval of voting stockholders. However, holders of the Series C Preferred Stock will have the right to vote as a class on certain fundamental matters that may affect the preference or special rights of the Series C Preferred Stock, as described under "Description of Series C Preferred Stock—Voting Rights" below. In addition, if dividends on any shares of the Series C Preferred Stock or any other class or series of preferred stock that ranks on parity with the Series C Preferred Stock as to payment of dividends with similar voting rights (which includes the Series A Preferred Stock and Series B Preferred Stock) have not been declared or paid for the equivalent of six or more dividend payments, whether or not for consecutive dividend periods, holders of the outstanding shares of Series C Preferred Stock, together with holders of any other series of our preferred stock ranking equal with the Series C Preferred Stock with similar voting rights (which includes the Series A Preferred Stock and Series B Preferred Stock), will be entitled to vote for the election of two additional directors to our board of directors, subject to the terms described under "Description of Series C Preferred Stock—Voting Rights" below. Holders of depositary shares must act through the depositary to exercise any voting rights in respect of the Series C Preferred Stock.

       As a holder of one depositary share, you will be entitled to 1/1,000th of a vote of one share of Series C Preferred Stock. In comparison, a holder of one share of our outstanding Series B Preferred Stock is entitled to one vote per share with respect to the matters on which holders of our preferred stock are entitled to vote. Accordingly, your voting rights as a holder of depositary shares will be less than the voting rights of holders of a commensurate amount of liquidation preference of our outstanding Series B Preferred Stock.

       In addition, holders of the depositary shares must act through the depositary to exercise any voting rights of the Series C Preferred Stock. Although each depositary share is entitled to 1/1,000th of a vote, the depositary can only vote whole shares of Series C Preferred Stock. While the depositary will vote the maximum number of whole shares of Series C Preferred Stock in accordance with the instructions it receives, any remaining votes of holders of the depositary shares will not be voted.

An investment in the depositary shares is not an insured deposit.

       The depositary shares are equity securities and are not bank deposits or savings accounts and, therefore, are not insured against loss by the FDIC, any other deposit insurance fund or by any other public or private entity. Investment in the depositary shares is inherently risky for the reasons described in this "Risk Factors" section and elsewhere in this prospectus supplement, the accompanying prospectus and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. As a result, if you acquire the depositary shares, you may lose some or all of your investment.

We are subject to extensive government regulation and supervision, and changes in applicable laws and regulations, or their enforcement, could have a material adverse effect on our financial results.

       TCF, TCF Bank and certain indirect subsidiaries are subject to extensive federal and state regulation and supervision. Banking regulations are primarily intended to protect bank customers, depositors' funds, federal deposit insurance funds and the banking system as a whole, not holders of depositary shares. These regulations affect our revenues, lending practices, capital structure, investment practices, dividend policy and growth, among other things. Congress and federal regulatory agencies continually review banking laws, regulations and policies for possible changes. Many new banking rules are issued with limited interpretive guidance.

       Future changes in regulations, regulatory policies, interpretation and enforcement of statutes, regulations or policies could result in reduced revenues, increased compliance burdens, additional costs, limits on the types of financial services and products we may offer or increased competition from non-banks offering competing financial services and products, among other things. Future legislative and regulatory initiatives cannot be fully or accurately predicted. Such proposals may impose more stringent standards than currently applicable or anticipated with respect to capital and liquidity requirements for depository institutions. For example, the Consumer Financial Protection Bureau ("CFPB") has examination and enforcement authority over TCF Bank and its subsidiaries, and broad rulemaking authority to administer and carry out the purposes and objectives of the federal consumer financial laws with respect to all financial institutions that offer financial products and services to consumers. The CFPB is authorized to make rules identifying and prohibiting acts or practices that are unfair, deceptive or abusive in connection with any transaction with a consumer for a consumer financial product or service, or the offering of a consumer financial product or service. Uncertainties remain concerning how the term "abusive" will be enforced. In recent years there has been an increase in the frequency of enforcement actions brought by regulatory agencies, such as the CFPB, dealing with matters such as indirect auto lending, fair lending, account fees, loan servicing and other products and services provided to customers.

       For example, on January 19, 2017, the CFPB filed a civil lawsuit against TCF Bank in the United States District Court for the District of Minnesota, captioned Consumer Financial Protection Bureau v. TCF National Bank, alleging violations of the Consumer Financial Protection Act and Regulation E, §1005.17 in connection with TCF Bank's practices administering checking account overdraft program "opt-in" requirements from 2010 to early 2014. In its complaint, the CFPB seeks, among other relief, redress for consumers, injunctive relief and unspecified penalties. TCF Bank rejects the claims made by the CFPB in its complaint and intends to vigorously defend against the CFPB's allegations. However, the ultimate resolution of this lawsuit and any other proceeding, action or matter arising from the same or similar facts or practices is uncertain, and this lawsuit and any other such proceedings, actions or matters may result in costs, losses, fines, penalties, restitution, injunctive relief, changes to our business practices and regulatory scrutiny, enforcement or restrictions which, individually or in the aggregate, could have a material adverse effect on our reputation, results of operations, cash flows, financial position, ability to offer certain products and business and prospects generally.

       While we have policies and procedures designed to prevent violations of laws, regulations and regulatory policies, and to ensure compliance with new or changed laws, regulations and regulatory policies, there can be no assurance that violations will not occur, and failure to comply could result in reputational damage, remediation, disgorgement, penalties, other monetary relief, injunctive relief or changes to our business practices or operations, any of which could have a material adverse effect on our financial condition and results of operations.

Anti-takeover provisions could adversely affect our stockholders.

       Provisions of Delaware law and of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws could make it more difficult for a third party to acquire control of us or have the effect of discouraging a third party from attempting to acquire control of us. For example, we are subject to Section 203 of the DGCL, which generally prohibits a corporation from engaging in any business combination with an interested stockholder (or any entity if the transaction is caused by the interested stockholder) for a period of three years from the date on which any such stockholder first becomes an interested stockholder, unless: (i) prior to the stockholder becoming an interested stockholder, the board of directors approves the business combination or the transaction in which the stockholder became an interested stockholder; (ii) upon the completion of the transaction in which the stockholder became an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation other than shares held by directors who are also officers and certain employee stock plans; or (iii) the business combination is approved by the board of directors and by the affirmative vote of 66 2/3% of the outstanding voting stock not owned by the interested stockholder at a meeting. For this purpose, "business combination" is defined to include transactions such as mergers, consolidations or transfers of 10% or more of the assets of the corporation. The DGCL defines the term "interested stockholder" generally as any person who (together with affiliates and associates) owns (or in certain cases, within the past three years did own) 15% or more of the outstanding voting stock of the corporation. A corporation can expressly elect not to be governed by the DGCL's business combination provisions in its certificate of incorporation or bylaws, but we have not done so. Additionally, our Amended and Restated Certificate of Incorporation authorizes our board of directors to issue preferred stock in one or more series, which could be issued as a defensive measure in response to a takeover proposal. There are also substantial regulatory limitations on changes of control of bank holding companies. With certain limited exceptions, federal regulations prohibit a person or company or a group of persons deemed to be "acting in concert" from, directly or indirectly, acquiring more than 10% (5% if the acquirer is a bank holding company) of any class of our voting stock or obtaining the ability to control in any manner the election of a majority of our directors or otherwise direct the management or policies of our company without prior notice or application to and the approval of the Federal Reserve. The foregoing provisions could make it more difficult for a third party to acquire us even if an acquisition might be in the best interest of our stockholders, and, therefore, may have a negative impact on the market price of the depositary shares.

USE OF PROCEEDS

       The net proceeds from this offering, before expenses, are expected to be approximately $170.0 million.

       We expect to use the net proceeds from the sale of the depositary shares representing interests in the Series C Preferred Stock plus additional cash on hand to redeem all of our issued and outstanding Series A Preferred Stock, at a redemption price equal to $25,000 per share of Series A Preferred Stock (equivalent to $25 per Series A Depositary Share), plus any declared and unpaid dividends for prior dividend periods and accrued but unpaid and undeclared dividends for the current dividend period to the redemption date. The redemption of all of our Series A Preferred Stock will result in the redemption of all of our Series A Depositary Shares. The estimated amount required to redeem all issued and outstanding shares of the Series A Preferred Stock is $174.8 million. The Series A Preferred Stock is perpetual and has no maturity date, and holders of the Series A Depositary Shares have no right to require the redemption or repurchase of the Series A Preferred Stock. Such redemption is subject to approval by the Federal Reserve.

       Until we redeem the Series A Preferred Stock, we may hold the proceeds from the offering in cash, invest them in short-term marketable securities, make investments in or loans to our subsidiaries, or reduce our subsidiaries' short-term indebtedness.

       This disclosure does not constitute a notice of redemption with respect to the Series A Preferred Stock or the Series A Depositary Shares.

       Certain underwriters or their affiliates may be holders of Series A Depositary Shares and, as a result, may receive part of the net proceeds of this offering by reason of our redemption of all of our Series A Preferred Stock and subsequent redemption of all of our Series A Depositary Shares. In addition, certain of our officers and directors are holders of Series A Depositary Shares and may receive part of the net proceeds of this offering by reason of our redemption of all of our Series A Preferred Stock and subsequent redemption of all of our Series A Depositary Shares.

 DESCRIPTION OF SERIES C PREFERRED STOCK

       This prospectus supplement describes the specific terms of the Series C Preferred Stock and the related depositary shares and supplements the description of our preferred stock and depositary shares included in the accompanying prospectus. You should read the following description of the Series C Preferred Stock along with "Description of Preferred Stock" in the accompanying prospectus. If information contained in this prospectus supplement is inconsistent with the accompanying prospectus, the information in this prospectus supplement supersedes the information in the accompanying prospectus.

       As of the date of this prospectus supplement, our authorized capital stock consists of 280,000,000 shares of Common Stock and 30,000,000 shares of preferred stock, par value $0.01 per share, which we may issue in one or more series, as described under "Description of Preferred Stock" in the accompanying prospectus. As of August 31, 2017, we had 171,767,148 shares of Common Stock issued (which includes 42,566 shares held in treasury) and had reserved approximately 3,199,988 shares of Common Stock for issuance upon exercise of outstanding warrants to purchase our Common Stock and 1,413,155 shares of Common Stock for issuance under various employee or director incentive, compensation and option plans. See "Description of Common Stock" in the accompanying prospectus for a discussion of our Common Stock. At August 31, 2017, we had issued and outstanding 6,900 shares of our Series A Preferred Stock, as represented by 6,900,000 of our Series A Depositary Shares, and 4,000,000 shares of our Series B Preferred Stock, each as described more fully under "Description of Preferred Stock" in the accompanying prospectus.

Holder of Series C Preferred Stock

       The depositary will be the sole holder of the Series C Preferred Stock, as described under "Description of Depositary Shares" below, and all references in this prospectus supplement to the holders of the Series C Preferred Stock shall mean the depositary. However, the holders of depositary shares will be entitled, through the depositary, to exercise the rights and preferences of the holders of the Series C Preferred Stock, as described below under "Description of Depositary Shares."

General

       The Series C Preferred Stock is a single series of authorized preferred stock consisting of 8,050 shares, 7,000 of which are being initially offered hereby. The Series C Preferred Stock will be fully paid and nonassessable when issued. We may from time to time, without notice to or the consent of holders of the Series C Preferred Stock, issue additional shares of preferred stock and depositary shares representing shares of the Series C Preferred Stock and all such additional shares of the Series C Preferred Stock and additional depositary shares would be deemed to form a single series with the Series C Preferred Stock and the depositary shares, as applicable, provided that any such additional shares of Series C Preferred Stock and additional depositary shares are not treated as "disqualified preferred stock" within the meaning of Section 1059(f)(2) of the Code and such additional shares of Series C Preferred Stock and additional depositary shares are otherwise treated as fungible with the Series C Preferred Stock and depositary shares offered hereby for U.S. federal income tax purposes.

Ranking

       Shares of the Series C Preferred Stock will rank senior to our Common Stock, equally with our Series A Preferred Stock and Series B Preferred Stock, and at least equally with each other series of our preferred stock we may issue (except for any senior series that may be issued with the requisite consent of the holders of the Series C Preferred Stock and all other parity stock, including the Series A Preferred Stock and Series B Preferred Stock), with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up. In addition, we will generally be able to pay dividends and distributions upon liquidation, dissolution or winding up only out of lawfully available assets for such payment (i.e., after taking account of all of our debts, other non-equity claims and, to the extent applicable, liquidation preferences on any equity securities that are senior to the Series C Preferred Stock).

Dividends

       Shares of the Series C Preferred Stock generally include the same provisions with respect to restrictions on declaration and payment of dividends as the Series A Preferred Stock and Series B Preferred Stock.

       Dividends on shares of the Series C Preferred Stock will not be mandatory. Holders of the Series C Preferred Stock will be entitled to receive, if, as and when declared by our board of directors or a duly authorized committee thereof out of legally available assets, non-cumulative cash dividends on the liquidation preference, which is $25,000 per share of Series C Preferred Stock. These dividends will be payable quarterly in arrears on each March 1, June 1, September 1 and December 1, such date being referred to herein as a "dividend payment date." Dividends on each share of Series C Preferred Stock will accrue on the liquidation preference amount of $25,000 per share (equivalent to $25 per depositary share) at a rate per annum equal to 5.70%. Notwithstanding the foregoing, dividends on the Series C Preferred Stock shall not be declared, paid or set aside for payment to the extent such act would cause us to fail to comply with laws and regulations applicable thereto, including applicable capital adequacy guidelines.

       Dividends will be payable to holders of record of Series C Preferred Stock as they appear on our books on the applicable record date, which shall be the 15th day of the calendar month immediately preceding the month during which the dividend payment date falls. The corresponding record dates for the depositary shares will be the same as the record dates for the Series C Preferred Stock.

       A dividend period is the period from and including a dividend payment date to but excluding the next dividend payment date, except that the initial dividend period will commence on and include the original issue date of the Series C Preferred Stock. Dividends will be calculated on the basis of a 360-day year consisting of twelve 30-day months. If any date on which dividends would otherwise be payable is not a business day, then the dividend payment date will be the next succeeding business day (without any interest or other payment in respect of such delay).

       In this subsection, the term "business day" means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions are not authorized or obligated by law, regulation or executive order to close in New York, New York.

       Dividends on shares of Series C Preferred Stock will not be cumulative. Accordingly, if our board of directors or a duly authorized committee thereof does not declare a dividend on the Series C Preferred Stock payable in respect of any dividend period before the related dividend payment date, such dividend will not be deemed to have accrued and we will have no obligation to pay a dividend for that dividend period on the dividend payment date or at any future time, whether or not dividends on the Series C Preferred Stock, any parity stock, any junior stock or any other class or series of authorized preferred stock are declared for any future dividend period. So long as any share of Series C Preferred Stock remains outstanding, unless the full dividends for the then-current dividend period on all outstanding shares of Series C Preferred Stock have been declared and paid in full or declared and a sum sufficient for the payment thereof has been set aside, then (1) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any junior stock (other than a dividend payable solely in junior stock), (2) no shares of junior stock shall be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than as a result of a reclassification of junior stock for or into other junior stock, or the exchange or conversion of one share of junior stock for or into another share of junior stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock) nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by us and (3) no shares of parity stock shall be repurchased, redeemed or otherwise acquired for consideration by us otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series C Preferred Stock and such parity stock except by conversion into or exchange for junior stock, during such dividend period.

       As used in this prospectus supplement, "junior stock" means our Common Stock and any other class or series of stock of TCF hereafter authorized over which Series C Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of TCF.

       When dividends are not paid in full upon the shares of Series C Preferred Stock and any parity stock, all dividends declared upon shares of Series C Preferred Stock and any parity stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current dividend period per share on Series C Preferred Stock, and accrued dividends, including any accumulation, on any parity stock, bear to each other. No interest will be payable in respect of any dividend payment on shares of Series C Preferred Stock that may be in arrears. If our board of directors or a duly authorized committee thereof determines not to pay any dividend or a full dividend on a dividend payment date, we will provide, or cause to be provided, written notice to the holders of the Series C Preferred Stock and the holders of the depositary shares prior to such date.

       As used in this prospectus supplement, "parity stock" means the Series A Preferred Stock, the Series B Preferred Stock, and any other class or series of stock of TCF that ranks equally with the Series C Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of TCF.

       Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise), as may be determined by our board of directors or a duly authorized committee thereof, may be declared and paid on our Common Stock and any other securities ranking equally with or junior to the Series C Preferred Stock from time to time out of any assets legally available for such payment, and the holders of the Series C Preferred Stock shall not be entitled to participate in any such dividend.

Liquidation Rights

       Upon any voluntary or involuntary liquidation, dissolution or winding up of TCF, holders of the Series C Preferred Stock are entitled to receive in full, out of assets legally available therefor, after satisfaction of liabilities to creditors and subject to the rights of any holders of any securities ranking senior to the Series C Preferred Stock, before any distribution or payment out of TCF's assets is made to or set aside for holders of Common Stock, or of any of our other shares of stock ranking junior as to such a distribution to the shares of Series C Preferred Stock, a liquidating distribution in the amount of the liquidation preference of $25,000 per share (equivalent to $25 per depositary share), plus any authorized, declared and unpaid dividends, without accumulation of any undeclared dividends, to the date of liquidation. Holders of the Series C Preferred Stock will not be entitled to any other amounts from us after they have received their full liquidating distribution.

       In any such distribution, if the assets of TCF are not sufficient to pay in full the liquidation preference plus any authorized, declared and unpaid dividends to all holders of the Series C Preferred Stock and all holders of any parity stock, the amounts paid to the holders of Series C Preferred Stock and to the holders of all parity stock will be paid pro rata in accordance with the respective aggregate liquidating distribution owed to those holders. If the liquidation preference plus authorized, declared and unpaid dividends has been paid in full to all holders of Series C Preferred Stock and parity stock, the holders of the Series C Preferred Stock will not be entitled to any other amounts from us after they have received the amounts described hereby, and the holders of our junior stock will be entitled to receive all remaining assets of TCF according to their respective rights and preferences.

       For purposes of this section, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of TCF shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of TCF, nor shall the merger, consolidation or any other business combination transaction of TCF into or with any other entity or the merger, consolidation or any other business combination transaction of any other entity with or into TCF be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of TCF.

       The Series C Preferred Stock may be fully subordinated to interests held by the U.S. government in the event of a receivership, insolvency, liquidation or similar proceeding under the "orderly liquidation authority" of Title II of the Dodd-Frank Act.

Redemption

       The Series C Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provision. The Series C Preferred Stock is not redeemable prior to December 1, 2022. On that date or on any dividend payment date thereafter, the Series C Preferred Stock will be redeemable at our option, subject to the approval of the Federal Reserve or other appropriate federal banking agency, in whole or in part, at a redemption price equal to $25,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends for prior dividend periods, without accumulation of undeclared dividends. Holders of the Series C Preferred Stock will have no right to require the redemption or repurchase of the Series C Preferred Stock.

       Notwithstanding the foregoing, within 90 days following the occurrence of a "regulatory capital treatment event," we may, at our option subject to the approval of the appropriate federal banking agency, provide notice of our intent to redeem in accordance with the procedures described below, and subsequently redeem, all (but not less than all) of the shares of Series C Preferred Stock at the time outstanding at a redemption price equal to $25,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends for prior dividend periods, without accumulation of undeclared dividends.

       A "regulatory capital treatment event" means our determination, in good faith, that, as a result of any:

  •
  amendment to, clarification of, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective on or after the date hereof,

  •
  proposed change in those laws or regulations that is announced or becomes effective on or after the date hereof, or

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  official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced on or after the date hereof, there is more than an insubstantial risk that we will not be entitled to treat the full liquidation value of all shares of Series C Preferred Stock then outstanding as Tier 1 capital (or its equivalent) for purposes of the capital adequacy guidelines or regulations of the Federal Reserve (or, as and if applicable, the capital adequacy guidelines or regulations of any successor appropriate federal banking agency), as then in effect and applicable, for as long as any share of Series C Preferred Stock is outstanding.

       If shares of the Series C Preferred Stock are to be redeemed, the notice of redemption shall be given to the holders of record of the Series C Preferred Stock to be redeemed, either by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on our stock register or by such other method approved by the depositary, in its reasonable discretion, not less than 30 days and not more than 60 days prior to the date fixed for redemption thereof (provided that, if the depositary shares representing the Series C Preferred Stock are held in book-entry form through DTC, we may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth: (1) the redemption date; (2) the number of shares of the Series C Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; (4) the place or places where the certificates evidencing shares of Series C Preferred Stock are to be surrendered for payment of the redemption price; and (5) that dividends on the shares to be redeemed will cease to accrue on the redemption date. If notice of redemption of any shares of Series C Preferred Stock has been duly given and if, on or before the redemption date specified in the notice, all funds necessary for such redemption have been set aside by us for the benefit of the holders of any shares of Series C Preferred Stock so called for redemption, then, on and after the redemption date, all dividends will cease to accrue on such shares of Series C Preferred Stock after such redemption date, such shares of Series C Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. See "Description of Depositary Shares—Redemption of Depositary Shares" below for information about redemption of the depositary shares relating to our Series C Preferred Stock.

       In case of any redemption of only part of the shares of the Series C Preferred Stock at the time outstanding, the shares to be redeemed shall be selected pro rata from the holders of record of Series C Preferred Stock in proportion to the number of shares of Series C Preferred Stock held by such holders or in such other manner consistent with the rules and policies of the NYSE as our board of directors or a duly authorized committee may determine to be fair and equitable.

       Under the Federal Reserve's risk-based capital guidelines applicable to bank holding companies, any redemption of the Series C Preferred Stock is subject to prior approval of the Federal Reserve. See "Risk Factors—Investors should not expect us to redeem the Series C Preferred Stock on the date it becomes redeemable or on any particular date after it becomes redeemable" in this prospectus supplement.

Voting Rights

       Except as provided below and as expressly provided by law, the holders of the Series C Preferred Stock will have no voting rights.

       If and whenever dividends on any shares of the Series C Preferred Stock or any other class or series of preferred stock that ranks on parity with the Series C Preferred Stock as to payment of dividends, and upon which similar voting rights have been conferred (which includes the Series A Preferred Stock and Series B Preferred Stock) and are exercisable, have not been paid in an aggregate amount equal, as to any class or series, to at least six quarterly dividend periods, whether or not consecutive (a "Nonpayment"), the holders of the Series C Preferred Stock (together with holders of any and all other classes of our authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) will have the right, voting separately as a single class without regard to series, to the exclusion of the holders of our Common Stock, to elect two additional members of our board of directors (the "Preferred Directors"), provided that our board of directors shall at no time include more than two Preferred Directors. In that event, the number of directors on our board of directors shall automatically increase by two and, at the request of any holder of Series C Preferred Stock, a special meeting of the holders of Series C Preferred Stock and any other class or series of our stock that ranks on parity with Series C Preferred Stock as to payment of dividends and for which dividends have not been paid, shall be called for the election of the two directors (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), followed by such election at each subsequent annual meeting. These voting rights will continue until full dividends have been paid regularly on the shares of the Series C Preferred Stock and any other class or series of preferred stock that ranks on parity with the Series C Preferred Stock as to payment of dividends for at least four consecutive dividend periods following the Nonpayment.

       If and when full dividends have been regularly paid for at least four consecutive dividend periods following a Nonpayment on the Series C Preferred Stock and any other class or series of preferred stock that ranks on parity with the Series C Preferred Stock as to payment of dividends, the holders of the Series C Preferred Stock will be divested of the foregoing voting rights (subject to revesting in the event of each subsequent Nonpayment) and the term of office of each Preferred Director so elected will immediately terminate and the number of directors on our board of directors will automatically decrease by two. Any Preferred Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Series C Preferred Stock (together with holders of Series A Preferred Stock, Series B Preferred Stock, and any and all other classes of our authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) when they have the voting rights described above. So long as a Nonpayment shall continue, any vacancy in the office of a Preferred Director (other than prior to the initial election of the Preferred Directors) may be filled by the written consent of the Preferred Director remaining in office, or if none remains in office, by a vote of the holders of the outstanding shares of Series C Preferred Stock (together with holders of Series A Preferred Stock, Series B Preferred Stock, and any and all other series of our authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) to serve until the next annual meeting of stockholders. The Preferred Directors shall each be entitled to one vote per director on any matter.

       If the holders of Series C Preferred Stock become entitled to vote for the election of directors, the Series C Preferred Stock may be considered a class of voting securities under interpretations adopted by the Federal Reserve. As a result, certain holders of Series C Preferred Stock may become subject to regulations under the Bank Holding Company Act of 1956, as amended, or certain acquisitions of Series C Preferred Stock may be subject to prior approval by the Federal Reserve.

       So long as any shares of Series C Preferred Stock remain outstanding and unless the vote or consent of the holders of a greater number of shares shall then be required by law:

  •
  the affirmative vote or consent of the holders of at least 66 2/3% of all of the shares of the Series C Preferred Stock and all other parity stock (including the Series A Preferred Stock and Series B Preferred Stock), at the time outstanding, voting as a single class without regard to series, shall be required to issue, authorize or increase the authorized amount of, or to issue or authorize any obligation or security convertible into or evidencing the right to purchase, any class or series of stock ranking senior to the Series C Preferred Stock and all other parity stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of TCF; and

  •
  the affirmative vote or consent of the holders of at least 66 2/3% of all of the shares of the Series C Preferred Stock at the time outstanding, voting separately as a class, shall be required to authorize any amendment of our Amended and Restated Certificate of Incorporation or the Certificate of Designations of the Series C Preferred Stock or any certificate of designations or any similar document relating to any other series of preferred stock which will materially and adversely affect the powers, preferences, privileges or rights of the Series C Preferred Stock, taken as a whole; provided, however, that the following will not be deemed to adversely affect the powers, preferences, privileges or rights of the Series C Preferred Stock: (i) any increase in the amount of the authorized or issued Series C Preferred Stock, (ii) any increase in the amount of authorized preferred stock of TCF or (iii) the creation and issuance, or an increase in the authorized or issued amount, of any other series of preferred stock ranking equally with and/or junior to the Series C Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon liquidation, dissolution or winding up of TCF.

       The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series C Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been irrevocably set aside by us for the benefit of the holders of the Series C Preferred Stock to effect such redemption.

Miscellaneous

       Holders of the Series C Preferred Stock will not have preemptive or subscription rights to acquire more capital stock of TCF. The Series C Preferred Stock will not be convertible into, or exchangeable for, shares of any other class or series of stock or other securities of TCF. The Series C Preferred Stock has no stated maturity and will not be subject to any sinking fund or other obligation of TCF to redeem or repurchase the Series C Preferred Stock.

Anti-Takeover Provisions

       Provisions of Delaware law, our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and regulatory limitations on changes of control of bank holding companies could make it difficult for a third party to acquire control of us or have the effect of discouraging a third party from attempting to acquire control of us. For further discussion, see the discussion of anti-takeover provisions in the accompanying prospectus under "Description of Common Stock—Anti-Takeover Provisions" and in this prospectus supplement under "Risk Factors—Anti-takeover provisions could adversely affect our stockholders."

Transfer Agent, Registrar and Paying Agent

       Computershare Trust Company, N.A. and Computershare Inc. will be the transfer agent, registrar, dividend disbursing agent and paying agent for the Series C Preferred Stock.

DESCRIPTION OF DEPOSITARY SHARES

       In this prospectus supplement, references to "holders" of depositary shares mean those who own depositary shares registered in their own names, on the books that we or the depositary maintain for this purpose, and not indirect holders who own beneficial interests in depositary shares registered in street name or issued in book-entry form through DTC. Please review the special considerations that apply to indirect holders described in the "Book-Entry Issuance" section of this prospectus supplement.

       This prospectus supplement summarizes specific terms and provisions of the depositary shares relating to our Series C Preferred Stock. As described above under "Description of Series C Preferred Stock," we are issuing fractional interests in shares of Series C Preferred Stock in the form of depositary shares. Each depositary share will represent a 1/1,000th ownership interest in a share of Series C Preferred Stock, and the depositary shares will be evidenced by a depositary receipt. The shares of Series C Preferred Stock represented by depositary shares will be deposited under a deposit agreement among TCF, Computershare Trust Company, N.A. and Computershare Inc., as depositary, and the holders from time to time of the depositary receipt evidencing the depositary shares. Subject to the terms of the deposit agreement, each holder of a depositary share will be entitled, through the depositary, in proportion to the applicable fraction of a share of Series C Preferred Stock represented by such depositary share, to all the rights and preferences of the Series C Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

       Immediately following the issuance of the Series C Preferred Stock, we will deposit the Series C Preferred Stock with the depositary, which will then issue the depositary shares to the underwriters. Copies of the forms of deposit agreement and the depositary receipt may be obtained from us upon request and in the manner described under "Where You Can Find More Information" in the accompanying prospectus.

       If we re-open the series and issue additional shares of Series C Preferred Stock, we would issue additional depositary shares representing such shares of Series C Preferred Stock. The additional depositary shares would form a single series with the depositary shares offered hereby.

Dividends and Other Distributions

       The depositary will distribute any cash dividends or other cash distributions received in respect of the deposited Series C Preferred Stock to the record holders of depositary shares relating to the underlying Series C Preferred Stock in proportion to the number of depositary shares held by the holders. The depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled to those distributions, unless it determines that the distribution cannot be made proportionally among those holders or that it is not feasible to make a distribution. In that event, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of the depositary shares in proportion to the number of depositary shares they hold.

       Record dates for the payment of dividends and other matters relating to the depositary shares will be the same as the corresponding record dates for the Series C Preferred Stock.

       The amounts distributed to holders of depositary shares will be reduced by any amounts required to be withheld by the depositary or by us on account of taxes or other governmental charges.

Redemption of Depositary Shares

       If we redeem the Series C Preferred Stock (i) on or after December 1, 2022, in whole or in part, or (ii) prior to December 1, 2022 in whole, but not in part, within 90 days following the occurrence of a regulatory capital treatment event, each as described above under "Description of Series C Preferred Stock—Redemption, " the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption of the Series C Preferred Stock held by the depositary. The redemption price per depositary share will be equal to 1/1,000th of the redemption price per share payable with respect to the Series C Preferred Stock (or $25 per depositary share), plus any declared and unpaid dividends for prior dividend periods, without accumulation of any undeclared dividends. Whenever we redeem shares of Series C Preferred Stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing shares of Series C Preferred Stock so redeemed.

       In case of any redemption of less than all of the outstanding depositary shares, the depositary shares to be redeemed will be selected by the depositary pro rata from the holders of record of Series C Preferred Stock in proportion to the number of shares of Series C Preferred Stock held by such holders or in such other manner consistent with the rules and policies of the NYSE determined by the depositary to be equitable. In any such case, we will redeem depositary shares only in increments of 1,000 shares and any multiple thereof.

Voting the Series C Preferred Stock

       When the depositary receives notice of any meeting at which the holders of the Series C Preferred Stock are entitled to vote, the depositary will mail (or otherwise transmit by an authorized method) the information contained in the notice to the record holders of the depositary shares relating to the Series C Preferred Stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the Series C Preferred Stock, may instruct the depositary to vote the amount of the Series C Preferred Stock represented by the holder's depositary shares. To the extent possible, the depositary will vote the amount of the Series C Preferred Stock represented by depositary shares in accordance with the instructions it receives. We will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any depositary shares representing the Series C Preferred Stock, it will vote all depositary shares of that series held by it proportionately with instructions received.

Listing

       We intend to apply to list the depositary shares on the NYSE. If the application is approved, we expect trading to begin within 30 days of the initial delivery of the depositary shares. We do not expect that there will be any separate public trading market for the shares of the Series C Preferred Stock except as represented by the depositary shares.

Form of Preferred Stock and Depositary Shares

       The depositary shares shall be issued in book-entry form through DTC, as described in "Book-Entry Issuance" below. The Series C Preferred Stock will be issued in registered form to the depositary as described in "Description of Series C Preferred Stock" above.

Depositary

       Computershare Trust Company, N.A. and Computershare Inc. will be the depositary for the depositary shares.

Anti-Takeover Provisions

       Provisions of Delaware law, our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and regulatory limitations on changes of control of bank holding companies could make it difficult for a third party to acquire control of us or have the effect of discouraging a third party from attempting to acquire control of us. For further discussion, see the discussion of anti-takeover provisions in the accompanying prospectus under "Description of Common Stock—Anti-Takeover Provisions" and in this prospectus supplement under "Risk Factors—Anti-takeover provisions could adversely affect our stockholders."

 BOOK-ENTRY ISSUANCE

       DTC will act as securities depositary for all of the depositary shares. We will issue the depositary shares only as fully registered securities registered in the name of Cede & Co., DTC's nominee. We will issue and deposit with DTC one or more fully registered depositary receipts for the depositary shares representing, in the aggregate, the total number of the depositary shares to be sold in this offering. DTC has advised us that it is a limited purpose trust company organized under the New York Banking Law, a banking organization under the meaning of the New York Banking Law, a member of the Federal Reserve System, a clearing corporation under the meaning of the New York Uniform Commercial Code, and a clearing agency registered under the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, like transfers and pledges, in deposited securities through electronic computerized book-entry changes in the participants' accounts, eliminating in this manner the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc. and the Financial Industry Regulatory Authority, Inc. Others, like securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly, are indirect participants and also have access to the DTC system. The rules applicable to DTC and its participants are on file with the SEC.

       Clearstream Banking, société anonyme ("Clearstream"), has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participants and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry transfers between their accounts. Clearstream provides its participants with, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries through established depository and custodial relationships. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Clearstream's participants in the U.S. are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to other institutions such as banks, brokers and dealers and trust companies that clear through or maintain a custodial relationship with Clearstream participants. Distributions with respect to interests in global securities held through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

       Euroclear Bank S.A./N.V. ("Euroclear") has advised us that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated under contract with Euroclear plc, a U.K. corporation. Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

       Purchases of depositary shares within the DTC system must be made by or through direct participants, who will receive a credit for the depositary shares on DTC's records. The ownership interest of each actual purchaser of each depositary share is in turn to be recorded on the direct and indirect participants' records. DTC will not send written confirmation to beneficial owners of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased depositary shares. Transfers of ownership interests in the depositary shares are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in depositary shares, unless the book-entry system for the depositary shares is discontinued.

       DTC has no knowledge of the actual beneficial owners of the depositary shares. DTC's records reflect only the identity of the direct participants to whose accounts the depositary shares are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

       Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners and the voting rights of direct participants, indirect participants and beneficial owners, subject to any statutory or regulatory requirements as is in effect from time to time, will be governed by arrangements among them.

       We will send redemption notices to Cede & Co. as the registered holder of the depositary shares. If less than all of these depositary shares are redeemed, DTC's current practice is to determine by lot the amount of the interest of each direct participant to be redeemed.

       Although voting on the depositary shares is limited to the holders of record of the depositary shares, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote on depositary shares. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to direct participants for whose accounts the depositary shares are credited on the record date (identified in a listing attached to the omnibus proxy).

       We will make distribution payments on the depositary shares to DTC. DTC's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on the payment date. Standing instructions and customary practices will govern payments from participants to beneficial owners. Subject to any statutory or regulatory requirements, participants, and neither DTC nor we, will be responsible for the payment. We and any paying agent will be responsible for payment of distributions to DTC. Direct and indirect participants are responsible for the disbursement of the payments to the beneficial owners.

       DTC may discontinue providing its services as securities depositary on any of the depositary shares at any time by giving reasonable notice to us. If a successor securities depositary is not obtained, final depositary receipts must be printed and delivered. We may at our option decide to discontinue the use of the system of book-entry transfers through DTC (or a successor depositary). In this case, final depositary receipts will be printed and delivered.

       We have obtained the information in this section about DTC and DTC's book-entry system from sources that we believe to be accurate, but we assume no responsibility for the accuracy of the information. We have no responsibility for the performance by DTC or its participants of their respective obligations as described in this prospectus supplement or under the rules and procedures governing their respective operations.

       "Beneficial owner" refers to the ownership interest of each actual purchaser of each depositary share.

       "Direct participants" refers to securities brokers and dealers, banks, trust companies, clearing corporations and other organizations who, with the New York Stock Exchange, Inc. and the Financial Industry Regulatory Authority, Inc., own DTC. Purchases of depositary shares within the DTC system must be made by or through direct participants who will receive a credit for the depositary shares on DTC's records.

       "Indirect participants" refers to others, like securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly, and who also have access to the DTC system.

 U.S. FEDERAL INCOME TAX CONSIDERATIONS

       The following is a summary of the material U.S. federal income tax consequences relevant to the purchase, ownership and disposition of the depositary shares. The following summary is based upon current provisions of the Code, U.S. Department of the Treasury ("Treasury") regulations and judicial or administrative authority, all of which are subject to change, possibly with retroactive effect. State, local and foreign tax consequences are not summarized, nor are tax consequences to special classes of investors including, but not limited to, tax-exempt organizations, insurance companies, banks or other financial institutions, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, dealers in securities or currencies, regulated investment companies, real estate investment trusts, U.S. holders (as defined below) whose functional currency is not the U.S. dollar, U.S. expatriates, persons liable for the alternative minimum tax, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, and persons that will hold the depositary shares as a position in a hedging transaction, "straddle," "conversion transaction" or other risk reduction transaction. Tax consequences may vary depending upon the particular status of an investor. The summary is limited to taxpayers who will hold the depositary shares as "capital assets" and who purchase the depositary shares in the initial offering at the initial offering price.

       Beneficial owners of depositary shares will be treated as owners of the underlying Series C Preferred Stock for U.S. federal income tax purposes.

       If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds the depositary shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partner and the partnership holding the depositary shares should consult his, her or its tax advisors regarding the tax considerations of acquiring, holding and disposing of the depositary shares.

       THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES FOR HOLDERS RELATING TO THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE DEPOSITARY SHARES. PROSPECTIVE HOLDERS OF THE DEPOSITARY SHARES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL, FOREIGN INCOME AND OTHER TAX LAWS) OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE DEPOSITARY SHARES.

U.S. Holders

       The discussion in this section is addressed to a U.S. holder, which for this purpose means a beneficial owner of depositary shares that is, for U.S. federal income tax purposes, (1) an individual citizen or resident of the United States, (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any state thereof or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if (i) a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or (ii) it has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

       Dividends. Distributions with respect to the depositary shares will be taxable as dividend income when paid to the extent of our current and accumulated earnings and profits as determined for U.S.

federal income tax purposes. To the extent that the amount of a distribution with respect to the depositary shares exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of the U.S. holder's adjusted tax basis in such depositary shares, and thereafter as capital gain.

       Subject to certain exceptions for short-term and hedged positions, distributions constituting dividend income received by an individual or other non-corporate U.S. holder in respect of the depositary shares will generally represent "qualified dividend income," which will be subject to taxation at preferential rates.

       In addition, subject to certain exceptions, including similar exceptions for short-term and hedged positions, distributions on the depositary shares constituting dividend income paid to holders that are U.S. corporations will generally qualify for the 70% dividends-received deduction.

       A U.S. holder should consult its own tax advisors regarding the availability of the reduced dividend tax rate or the dividends-received deduction in the light of its particular circumstances.

       Dividends that exceed certain thresholds in relation to a U.S. holder's tax basis in the depositary shares could be characterized as "extraordinary dividends" under the Code. If a U.S. holder is a corporation that has held the depositary shares for two years or less before the dividend announcement date and such U.S. holder receives an extraordinary dividend, such U.S. holder will generally be required to reduce its tax basis in the depositary shares with respect to which such dividend was paid by the non-taxed portion of such dividend (i.e., an amount equal to the dividends-received deduction). If the amount of the reduction exceeds such U.S. holder's tax basis in the depositary shares, the excess is treated as capital gain. If an individual or other non-corporate U.S. holder receives any extraordinary dividends, such U.S. holder will be required to treat any losses on the sale of the depositary shares as long-term capital losses to the extent of any such extraordinary dividends that represent qualified dividend income eligible for the preferential tax rates.

       Dispositions. A U.S. holder will generally recognize capital gain or loss on a sale or exchange of the depositary shares equal to the difference between the amount realized upon the sale or exchange and such U.S. holder's adjusted tax basis in the depositary shares sold or exchanged. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder's holding period for the depositary shares sold or exchanged is more than one year. Long-term capital gains of non-corporate taxpayers are generally taxed at favorable rates. The deductibility of capital losses is subject to limitations.

       A redemption of the depositary shares generally will be a taxable event. A U.S. holder will be treated as if it had sold its depositary shares if the redemption:

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  results in a complete termination of the U.S. holder's stock interest in us;

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  is substantially disproportionate with respect to the U.S. holder; or

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  is not essentially equivalent to a dividend with respect to the U.S. holder.

       In determining whether any of these tests has been met, shares of stock considered to be owned by the U.S. holder by reason of certain constructive ownership rules, as well as shares actually owned, must be taken into account.

       If a redemption meets one of the tests described above, a U.S. holder generally would recognize capital gain or loss in the same manner as described above with respect to a sale or exchange of the depositary shares. However, any amounts paid to satisfy unpaid dividends that were declared prior to redemption will be treated as a distribution with respect to the depositary shares (taxable as described above under the caption "—Dividends") and not as income paid in redemption of the depositary shares.

       If a redemption does not meet any of the tests described above, a U.S. holder generally would be taxed on the entire amount it receives as a dividend to the extent such amount is paid out of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. Any such dividend income may be eligible for treatment as "qualified dividend income" (in the case of non-corporate U.S. holders) or the dividends-received deduction (in the case of corporate U.S. holders) as described above under the caption "—Dividends." Any amount in excess of our current or accumulated earnings and profits would first reduce a U.S. holder's adjusted tax basis in the depositary shares and thereafter would be treated as capital gain. If a redemption of the depositary shares is treated as a distribution that is taxable as a dividend, a U.S. holder should consult with its own tax advisor regarding the allocation of its basis between the redeemed and any remaining depositary shares.

       Information reporting and backup withholding on U.S. holders. Certain U.S. holders may be subject to backup withholding with respect to the payment of dividends on the depositary shares and to certain payments of proceeds on the sale or redemption of the depositary shares if such U.S. holder fails to provide proof of an applicable exemption or a correct taxpayer identification number, or otherwise fails to comply with applicable requirements of the backup withholding rules, or if the payor is notified by the Internal Revenue Service (the "IRS") that such U.S. holder has failed to report all interest and dividends ordinarily required to be reported by it.

       Any amount withheld under the backup withholding rules from a payment to a U.S. holder is allowable as a credit against such holder's U.S. federal income tax liability, which may entitle the U.S. holder to a refund, provided that the U.S. holder provides the required information to the IRS in a timely manner. Moreover, certain penalties may be imposed by the IRS on a U.S. holder who is required to furnish information but does not do so in the proper manner.

       Information returns will generally be filed with the IRS in connection with the payment of dividends on the depositary shares to non-corporate U.S. holders and certain payments of proceeds to non-corporate U.S. holders on the sale or redemption of the depositary shares.

       Medicare tax. A U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% Medicare tax on the lesser of (1) the U.S. holder's "net investment income" (or "undistributed net investment income," in the case of an estate or trust) for the relevant taxable year and (2) the excess of the U.S. holder's modified adjusted gross income (or adjusted gross income, in the case of an estate or trust) for the taxable year over a certain threshold. A holder's net investment income will generally include its dividend income and its net gains from the disposition of depositary shares, unless such dividend income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the depositary shares.

Non-U.S. Holders

       The discussion in this section is addressed to non-U.S. holders of the depositary shares. For this purpose, a non-U.S. holder is a beneficial owner of depositary shares other than a U.S. holder or a partnership (or other entity treated as a partnership for U.S. federal income tax purposes).

       Dividends. Generally, dividends paid to a non-U.S. holder with respect to the depositary shares (including any redemption treated as a dividend for U.S. federal income tax purposes, as discussed above under the caption "—U.S. Holders—Dividends") will be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty (provided the non-U.S. holder furnishes the payor with a properly completed IRS Form W-8BEN or W-8BEN-E (or other applicable or successor form) certifying that such holder is eligible for treaty benefits), unless the dividends are effectively connected with a trade or business carried on by the non-U.S. holder within the United States and, if required by a tax treaty, are attributable to a U.S. permanent establishment maintained by the non-U.S. holder (and the non-U.S. holder provides the payor with a properly completed IRS Form W-8ECI (or other applicable or successor form)). Dividends that are effectively connected with any such trade or business (and, if required by a tax treaty, are attributable to a U.S. permanent establishment maintained by the non-U.S. holder) will generally be subject to U.S. federal income tax on a net basis at applicable individual or corporate rates and, in the case of a non-U.S. holder that is a corporation, may be subject to a "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

       A non-U.S. holder eligible for a reduced rate of U.S. withholding tax pursuant to an applicable income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

       Dispositions. Subject to the discussion below under the captions "—Information reporting and backup withholding on non-U.S. holders" and "Legislation Affecting the Taxation of Depositary Shares Held By or Through Foreign Entities," a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale, exchange or redemption of the depositary shares unless:

  •
  the gain is effectively connected with a U.S. trade or business of the non-U.S. holder (and, if required by a tax treaty, the gain is attributable to a U.S. permanent establishment maintained by such non-U.S. holder), in which case such gain will generally be taxed in the same manner as effectively connected dividends as described above under the caption "—Dividends";

  •
  in the case of a nonresident alien individual, such non-U.S. holder is present in the United States for 183 or more days in the taxable year of the sale, exchange or redemption and certain other conditions exist; or

  •
  we are or have been a "United States real property holding corporation" for U.S. federal income tax purposes at any time during the shorter of the non-U.S. holder's holding period or the five-year period ending on the date of disposition of the depositary shares, and certain other conditions are met. We do not believe that we currently are a United States real property holding corporation or that we will become one in the future.

       Information reporting and backup withholding on non-U.S. holders. Payment of dividends and the tax withheld with respect thereto are subject to information reporting requirements. These information reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty, or withholding was not required because the dividends were effectively connected with a trade or business in the United States conducted by the non-U.S. holder. Copies of the information returns reporting such dividends and withholding may also be made available by the IRS under the provisions of an applicable income tax treaty or agreement to the tax authorities in the country in which the non-U.S. holder resides. U.S. backup withholding will generally apply on payment of dividends to non-U.S. holders unless such non-U.S. holders furnish to the payor an IRS Form W-8BEN or W-8BEN-E (or other applicable or successor form) certifying as to their non-U.S. status, or such non-U.S. holders otherwise establish an exemption.

       Payment by a U.S. office of a broker of the proceeds of a sale of the depositary shares is subject to both backup withholding and information reporting unless the non-U.S. holder certifies that it is a non-U.S. holder on IRS Form W-8BEN or W-8BEN-E (or other applicable or successor form), or otherwise establishes an exemption. Subject to certain limited exceptions, backup withholding and information reporting generally will not apply to a payment of proceeds from the sale of the depositary shares if such sale is effected through a foreign office of a non-U.S. broker. The payment of proceeds from the sale of the depositary shares effected through a foreign office of a U.S. broker or a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting (but not backup withholding) unless the non-U.S. holder certifies that it is a non-U.S. holder on IRS Form W-8BEN or W-8BEN-E (or other applicable or successor form), or otherwise establishes an exemption.

       Any amount withheld under the backup withholding rules from a payment to a non-U.S. holder is allowable as a credit against such holder's U.S. federal income tax liability, which may entitle the non-U.S. holder to a refund, provided that the non-U.S. holder provides the required information to the IRS in a timely manner.

Legislation Affecting the Taxation of Depositary Shares Held By or Through Foreign Entities

       The Foreign Account Tax Compliance Act, contained in Sections 1471 through 1474 of the Code, imposes a 30% withholding tax on withholdable payments (as defined below) made to a foreign financial institution, unless such institution enters into an agreement with the Treasury to, among other things, collect and provide to it substantial information regarding such institution's United States financial account holders, including certain account holders that are foreign entities with United States owners. The legislation also generally imposes a 30% withholding tax on withholdable payments to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial United States owners or a certification identifying the direct and indirect substantial United States owners of the entity. "Withholdable payments" include dividends in respect of common and preferred stock (which would include the depositary shares) from sources within the United States, as well as gross proceeds from the sale of any property of a type which can produce dividends from sources within the United States, unless the dividends or gross proceeds are effectively connected with the conduct of a United States trade or business and taxed as such. Under final Treasury regulations, withholding on gross proceeds will be delayed until January 1, 2019. An intergovernmental agreement between the United States and a holder's country of residence (or the country of residence of the foreign person receiving payments on such holder's behalf) may modify the requirements described above. Investors are urged to consult their own tax advisors regarding the application of the legislation and Treasury regulations to the depositary shares.

ERISA CONSIDERATIONS

       The following is a summary of considerations associated with the purchase of the depositary shares by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code, or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, "Similar Laws"), and entities whose underlying assets are considered to include "plan assets" of any such plan, account or arrangement (each, a "Plan").

General Fiduciary Matters

       ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an "ERISA Plan") and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the management of such an ERISA Plan or any authority or control over the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such a Plan, is generally considered to be a fiduciary of the ERISA Plan.

       In considering an investment in depositary shares of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

       Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

       Whether or not the underlying assets of the issuer were deemed to include "plan assets," as described below, the acquisition of depositary shares by an ERISA Plan with respect to which the issuer or the underwriter is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the "DOL") has issued prohibited transaction class exemptions, or "PTCEs," that may apply to the acquisition of the depositary shares. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Plan Asset Issues

       ERISA and the regulations (the "Plan Asset Regulations") promulgated under ERISA by the DOL generally provide that when a Plan acquires an equity interest in an entity that is neither a "publicly-offered security" nor a security issued by an investment company registered under the Investment Company Act of 1940, as amended, the ERISA Plan's assets include both the equity interest and an undivided interest in each of the underlying assets of the entity unless it is established either that less than 25% of the total value of each class of equity interest in the entity is held by "benefit plan investors" as defined in Section 3(42) of ERISA or that the entity is an "operating company," as defined in the Plan Asset Regulations.

       Under the Plan Asset Regulations, an "operating company" is an entity that is primarily engaged, directly or through a majority owned subsidiary or subsidiaries, in the production or sale of a product or service other than the investment of capital. We believe we should qualify as an "operating company" within the meaning of the Plan Asset Regulations and consequently our assets should not be considered to be "plan assets" of any ERISA Plan that acquires any depositary shares.

       If our assets were deemed to be "plan assets" under ERISA, however, this would result, among other things, in (i) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by us, and (ii) the possibility that certain transactions in which we might seek to engage could constitute "prohibited transactions" under ERISA and the Code.

Representation

       By acceptance of any depositary shares, each purchaser and subsequent transferee of depositary shares will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire the depositary shares constitutes assets of any Plan or (ii) the purchase of the depositary shares by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

       Additionally, if any purchaser or subsequent transferee of depositary shares is using assets of any ERISA Plan to acquire or hold depositary shares, such purchaser and subsequent transferee will be deemed to represent that (1) it is not a beneficiary of a Plan that is an individual retirement account ("IRA"), or relative of the IRA owner/beneficiary (such as a spouse, ancestor, lineal descendant, spouse of a lineal descendant, brother, sister, or a spouse of a brother or sister) in the case of an ERISA Plan that is an IRA and (2) (i) none of us, the underwriters, and any of our or their respective affiliates has acted as the ERISA Plan's fiduciary, or has been relied upon for any advice, with respect to the purchaser or transferee's decision to acquire, hold, sell, exchange, vote or provide any consent with respect to depositary shares and none of us, the underwriters, and any of our or their respective affiliates shall at any time be relied upon as the ERISA Plan's fiduciary with respect to any decision to acquire, continue to hold, sell, exchange, vote or provide any consent with respect to depositary shares and (ii) the decision to invest in depositary shares has been made at the recommendation or direction of an "independent fiduciary" ("Independent Fiduciary") within the meaning of U.S. Code of Federal Regulations 29 C.F.R. Section 2510.3-21(c)(1), as amended from time to time (the "Fiduciary Rule"), who (a) is independent of us and the underwriters; (b) is capable of evaluating investment risks independently, both in general and with respect to particular transactions and investment strategies

(within the meaning of the Fiduciary Rule); (c) is a fiduciary (under ERISA and/or Section 4975 of the Code) with respect to the purchaser or transferee's investment in depositary shares and is responsible for exercising independent judgment in evaluating the investment in depositary shares; (d) is either (A) a bank as defined in Section 202 of the Investment Advisers Act of 1940, as amended (the "Advisers Act"), or similar institution that is regulated and supervised and subject to periodic examination by a state or federal agency of the United States; (B) an insurance carrier which is qualified under the laws of more than one state of the United States to perform the services of managing, acquiring or disposing of assets of such an ERISA Plan; (C) an investment adviser registered under the Advisers Act or, if not registered as an investment adviser under the Advisers Act by reason of paragraph (1) of Section 203A of the Advisers Act, is registered as an investment adviser under the laws of the state (referred to in such paragraph (1)) in which it maintains its principal office and place of business; (D) a broker dealer registered under the Securities Exchange Act of 1934, as amended; and/or (E) an Independent Fiduciary (not described in clauses (A), (B), (C) or (D) above) that holds or has under management or control total assets of at least $50 million, and will at all times that such purchaser or transferee holds depositary shares hold or have under management or control total assets of at least $50 million; and (e) is aware of and acknowledges that (I) none of us, the underwriters, and any of our or their respective affiliates is undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the purchaser's or transferee's investment in depositary shares, and (II) we, the underwriters, and our and their respective affiliates have a financial interest in the purchaser's or transferee's investment in depositary shares on account of the fees and other remuneration we or they expect to receive in connection with transactions contemplated hereunder.

       The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the depositary shares on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the depositary shares.

 UNDERWRITING

       Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. LLC and UBS Securities LLC are acting as managers, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of depositary shares indicated below.

Name	Number of Depositary Shares
Morgan Stanley & Co. LLC	2,800,000
UBS Securities LLC	2,800,000
J.P. Morgan Securities LLC	1,050,000
RBC Capital Markets, LLC	350,000

Total	7,000,000

       The underwriters are offering the depositary shares subject to their acceptance of the depositary shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the depositary shares offered by this prospectus supplement and the accompanying prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. The underwriters are obligated to take and pay for all of the depositary shares offered by this prospectus supplement and the accompanying prospectus if any such depositary shares are taken. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

       We have agreed for a period from the date of this prospectus supplement through and including the date 30 days after the date hereof that we will not, without the prior written consent of the managers, (1) offer, pledge, sell, contract to sell, lend, or otherwise transfer or dispose of, directly or indirectly, any of our securities that are substantially similar to the Series C Preferred Stock or the depositary shares, including any securities that are convertible into or exchangeable for, or that represent rights to receive, Series C Preferred Stock, depositary shares or substantially similar securities, (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Series C Preferred Stock, depositary shares or substantially similar securities, or (3) file any registration statement with the SEC relating to the offering of any Series C Preferred Stock, depositary shares or substantially similar securities, or any securities convertible into or exercisable or exchangeable for Series C Preferred Stock, depositary shares or substantially similar securities.

       The underwriters initially propose to offer part of the depositary shares directly to the public at the public offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of $0.50 per depositary share under the public offering price (or $0.30 per depositary share in the case of sales to institutional investors). Any underwriter may allow, and such dealers may reallow, a concession not in excess of $0.45 per depositary share to other underwriters or to certain dealers. After the initial offering of the depositary shares to the public, the managers may change the public offering price, concession and discount.

       Depositary shares may be sold to executive officers and directors of TCF at the public offering price. The number of depositary shares available for sale to the public in the offering will be reduced to the extent depositary shares are sold to executive officers or directors of TCF.

       The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us.

	Per Depositary Share		Total

Public offering price	$25.0000		$175,000,000.00
Underwriting discounts and commissions to be paid by us	$0.7134	(1)	$4,993,562.50
Proceeds, before expenses, to us	$24.2866	(1)	$170,006,437.50

(1)
Rounded to four decimal places and reflects 1,805,000 depositary shares sold to institutional investors, for which the underwriters received underwriting discounts and commissions of $0.5000 per depositary share ($902,500.00 in the aggregate), and 5,195,000 depositary shares sold to retail investors, for which the underwriters received underwriting discounts and commissions of $0.7875 per depositary share ($4,091,062.50 in the aggregate).

       The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $615,000. We have agreed to reimburse the underwriters for legal expenses in connection with matters relating to the Financial Industry Regulatory Authority, Inc.

       Prior to this offering, there has been no public market for the depositary shares. We do not expect that there will be any separate public trading market for the shares of Series C Preferred Stock except as represented by the depositary shares. We intend to apply to list the depositary shares on the NYSE under the symbol "TCFPRD." If the application is approved, we expect trading of the depositary shares on the NYSE to begin within the 30-day period after the initial delivery of the depositary shares.

       In order to facilitate the offering of the depositary shares, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the depositary shares. Specifically, the underwriters may sell more depositary shares than they are obligated to purchase under the underwriting agreement, creating a short position. The underwriters may close out a short position by purchasing depositary shares in the open market. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, depositary shares in the open market to stabilize the price of the depositary shares. These activities may raise or maintain the market price of the depositary shares above independent market levels or prevent or retard a decline in the market price of the depositary shares. The underwriters are not required to engage in these activities and may end any of these activities at any time.

       The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the.underwriting discount received by it because the managers have purchased depositary shares sold by or for the account of such underwriter in stabilizing transactions.

       In general, purchases of a security for the purpose of stabilizing or reducing a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases.

       Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the depositary shares. In addition, neither we nor the underwriters make any representation that the underwriters will engage in such transactions or that such transactions will not be discontinued without notice, once they are commenced.

       We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the other party may be required to make in respect of those liabilities.

       A prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The managers may agree to allocate a number of depositary shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the managers to underwriters that may make internet distributions on the same basis as other allocations.

       The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking, lending and other financial services, including foreign exchange swaps, for us and our affiliates for which they received or will receive customary advisory or transaction fees, as applicable, plus fees and out-of-pocket expenses. In addition, certain underwriters or their affiliates may be holders of Series A Depositary Shares and, as a result, may receive part of the net proceeds of this offering by reason of our redemption of all of our issued and outstanding Series A Preferred Stock and subsequent redemption of all of our Series A Depositary Shares. See "Use of Proceeds."

       Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the depositary shares offered by this prospectus supplement and the accompanying prospectus in any jurisdiction where action for that purpose is required. The depositary shares offered by this prospectus supplement and the accompanying prospectus may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such depositary shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any depositary shares offered by this prospectus supplement and the accompanying prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

       We expect that delivery of the depositary shares will be made against payment therefor on or about the closing date specified on the cover page of the prospectus supplement, which will be the fifth business day following the date of the pricing of the depositary shares. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade depositary shares on the date hereof or on or prior to the second business day prior to the original issue date will be required, by virtue of the fact that the depositary shares initially will settle in T+5 to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement.

Purchasers of depositary shares who wish to trade depositary shares prior to their delivery hereunder should consult their own advisor.

Selling Restrictions

European Economic Area

       In relation to each Member State of the European Economic Area (each, a "Relevant Member State"), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State an offer of depositary shares described in this prospectus supplement may not be made to the public in that Relevant Member State other than:

  •
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the managers for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of depositary shares shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

       For the purposes of this provision, the expression an "offer to the public" in relation to any depositary shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the depositary shares to be offered so as to enable an investor to decide to purchase or subscribe for the depositary shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive), and includes any relevant implementing measure in each Relevant Member State, and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

United Kingdom

       This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, and any offer subsequently may only be directed at, persons in the United Kingdom who are "qualified investors" within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order"), or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This prospectus supplement and the accompanying prospectus and its contents are confidential and should not be distributed, published or reproduced in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Canada

       The depositary shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

       Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

       Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts ("NI 33-105"), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

       The validity of the depositary shares offered by this prospectus supplement and the accompanying prospectus and the Series C Preferred Stock will be passed upon for us by Faegre Baker Daniels LLP, Minneapolis, Minnesota. The validity of the depositary shares offered by this prospectus supplement and the accompanying prospectus and the Series C Preferred Stock will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

PROSPECTUS

TCF Financial Corporation

Common Stock
Preferred Stock
Depositary Shares

        TCF Financial Corporation may from time to time offer to sell common stock, preferred stock or depositary shares. This prospectus provides you with a general description of these securities and the general manner in which they may be offered. Each time we sell securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. The prospectus supplement may also add to, update or change information contained in this prospectus. In addition, we may supplement, update or change any of the information contained in this prospectus by incorporating information by reference in this prospectus.

        You should read this prospectus and any related prospectus supplement or other offering material filed or provided by us carefully before you invest. This prospectus may not be used to sell any of the securities unless accompanied by a prospectus supplement. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

        The common stock of TCF Financial Corporation is listed on the New York Stock Exchange under the symbol "TCF." If we decide to seek a listing of any securities offered by this prospectus, the applicable prospectus supplement will disclose the exchange or market on which such securities will be listed, if any, or where we have made an application for listing, if any.

        You should refer to the risk factors referenced herein and included in our periodic reports, the applicable prospectus supplement and other information that we file with the Securities and Exchange Commission and carefully consider that information before buying our securities. See "Risk Factors" on page 3.

        The securities may be sold to or through underwriters, brokers or dealers; through agents; directly to purchasers or through a combination of these methods. If an offering of securities involves any underwriters, brokers, dealers or agents, then the prospectus supplement will name the underwriters, brokers, dealers or agents and will provide information regarding any fee, commission or discount arrangements made with those underwriters, brokers, dealers or agents.

        These securities offered pursuant to this prospectus and any applicable prospectus supplement are unsecured, and all payments are subject to the credit risk of TCF Financial Corporation. If TCF Financial Corporation defaults on its obligations, you could lose some or all of your investment. The securities offered pursuant to this prospectus and any applicable prospectus supplement are not savings accounts, deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.

        Our mailing address is 200 Lake Street East, Mail Code EX0-03-A, Wayzata, Minnesota 55391 and our telephone number is (952) 745-2760.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated September 7, 2017

ABOUT THIS PROSPECTUS

        This prospectus is part of a "shelf" registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the "SEC"). We may sell any combination of the securities described in this prospectus from time to time in one or more offerings. You should carefully read this prospectus and any prospectus supplement together with the additional information described under the headings "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference." We have not authorized anyone to provide you with different or additional information.

        Each time we sell securities pursuant to this prospectus, we will provide a prospectus supplement that contains specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. If this prospectus is inconsistent with the prospectus supplement, you should rely upon the prospectus supplement. In addition, the prospectus supplement may add to, update or change the information contained in this prospectus.

        We may also prepare free writing prospectuses that describe particular securities. Any free writing prospectus should also be read in connection with this prospectus and with any prospectus supplement referred to therein. For purposes of this prospectus, any reference to a prospectus supplement may also refer to a free writing prospectus, unless context otherwise requires.

        If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you.

        You should assume that the information in this prospectus or any prospectus supplement, as well as the information incorporated by reference in this prospectus or any prospectus supplement, is accurate only as of the date of the documents containing the information, unless the information specifically indicates that another date applies. Our business, financial condition, results of operations and prospects may have changed since those dates.

        Wherever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add to, update or change the information contained in this prospectus by means of a post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference in this prospectus or by any other method as may then be permitted under applicable law, rules or regulations.

        As used in this prospectus, the terms "TCF," "we," "us" and "our" or similar references mean TCF Financial Corporation and its subsidiaries on a consolidated basis.

 WHERE YOU CAN FIND MORE INFORMATION

        This prospectus is a part of a registration statement on Form S-3 filed with the SEC under the Securities Act of 1933, as amended (the "Securities Act"). In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). You may read and copy any reports, statements or other information on file at the SEC's Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site at www.sec.gov that contains reports, proxy and information statements, and other information regarding TCF. Copies of certain information filed by us with the SEC are also available on our website at www.tcfbank.com. We do not incorporate the information on our website into this prospectus and you should not consider it a part of this prospectus or any prospectus supplement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to incorporate documents by reference in this prospectus. This means that if we list or refer to a document that we have filed with the SEC in this prospectus, that document is considered to be a part of this prospectus and should be read with the same care. Documents that we file with the SEC in the future that are incorporated by reference will automatically update and supersede information incorporated by reference in this prospectus. The documents listed below contain important information about us and our financial condition and are incorporated by reference into this prospectus (except for information furnished to the SEC that is not deemed to be "filed" for purposes of the Exchange Act):

  •
  our Annual Report on Form 10-K for the year ended December 31, 2016, including information specifically incorporated by reference into our Form 10-K from our definitive Proxy Statement for our 2017 Annual Meeting of Stockholders;

  •
  our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017;

  •
  our Current Reports on Form 8-K filed with the SEC on January 19, 2017, February 8, 2017 (under Items 8.01 and 9.01), May 2, 2017 and July 21, 2017;

  •
  the description of our common stock that is contained in Item 1 of our Registration Statement on Form 8-A filed on May 17, 1989 with the SEC under Section 12(g) of the Exchange Act; and

  •
  any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before the date all of the securities offered by this prospectus are sold or the offering is otherwise terminated (which filed documents do not include any portion thereof containing information furnished rather than "filed," including information furnished under either Item 2.02 or 7.01, or any related exhibit, of any Current Report on Form 8-K).

        You may obtain any of the documents incorporated by reference in this document through us or from the SEC through the SEC's internet website at www.sec.gov. Documents incorporated by reference are available from us without charge, excluding any exhibit to those documents, unless the exhibit is specifically incorporated by reference into the information that this document incorporates. You may obtain documents incorporated by reference in this prospectus or any prospectus supplement by writing or telephoning us at:

TCF Financial Corporation
Attention: Corporate Secretary
200 Lake Street East, Mail Code EX0-03-A
Wayzata, MN 55391-1693
(952) 745-2760

 RISK FACTORS

        An investment in our securities involves significant risks, and this prospectus does not describe all of these risks. Before purchasing any securities, you should carefully consider the risk factor set forth below, the risk factors set forth in the documents and reports filed with the SEC that are incorporated by reference into this prospectus and any risks described in any applicable prospectus supplement, before you make an investment decision regarding the securities. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects and could result in a partial or complete loss of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. See "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference."

         The securities are subject to the credit risk of TCF.

        Any securities that we may issue are our obligations and are not, either directly or indirectly, an obligation of any third party. Any amounts payable under any securities are subject to our creditworthiness. As a result, our actual and perceived creditworthiness may affect the value of our securities and, in the event we were to default on our obligations, you may not receive any amounts owed to you under the terms of such securities.

 TCF FINANCIAL CORPORATION

        TCF is a national bank holding company based in Wayzata, Minnesota. We were incorporated in 1987 under the laws of the State of Delaware. Our principal subsidiary, TCF National Bank ("TCF Bank"), is headquartered in Sioux Falls, South Dakota. TCF Bank operates bank branches in Illinois, Minnesota, Michigan, Colorado, Wisconsin, Arizona and South Dakota, which are our primary banking markets. As of December 31, 2016, we delivered retail banking products in 45 states and commercial banking products in 37 states. We also conduct commercial leasing and equipment finance business in all 50 states and, to a limited extent, in foreign countries; commercial inventory finance business in all 50 states and Canada and, to a limited extent, in other foreign countries and indirect auto finance business in all 50 states.

        We had total assets of $22.1 billion as of June 30, 2017 and were the 46th largest publicly traded bank holding company in the United States based on total assets at June 30, 2017.

        Our executive offices are located at 200 Lake Street East, Wayzata, MN 55391-1693 and our telephone number is (952) 745-2760.

REGULATION AND SUPERVISION

        As a bank holding company, we are supervised and regulated by the Board of Governors of the Federal Reserve System (the "Federal Reserve"). In addition, our banking subsidiaries are supervised and regulated by various federal and state banking regulatory authorities, including the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation and the Consumer Financial Protection Bureau. Many of these laws and regulations have undergone significant change in recent years. These laws and regulations impose restrictions on activities, minimum capital requirements, lending and deposit restrictions and numerous other requirements. Future changes to these laws and regulations, and other new financial services laws and regulations, are likely and cannot be predicted with certainty. For a discussion of the material elements of the extensive regulatory framework applicable to bank holding companies and banks, as well as specific information about us and our subsidiaries, please refer to "Regulation" under the heading "Item 1. Business" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and any subsequent reports that we file with the SEC, which are incorporated by reference in this prospectus. See "Where You Can Find More Information" above for information on how to obtain a copy of our annual report and any subsequent reports. This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance fund and not for the protection of securityholders.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

        Our consolidated ratios of earnings to fixed charges and preferred stock dividends and of earnings to fixed charges and preferred stock dividends, excluding interest on deposits, for each of the fiscal years ended December 31, 2012 through 2016 and the six-month period ended June 30, 2017 is set forth below.

	Six Months Ended June 30, 2017
		Year Ended December 31,
		2016	2015	2014	2013	2012(1)
Ratio of earnings to fixed charges and preferred stock dividends(1)	3.22x	3.39x	3.42x	3.41x	2.98x	—
Ratio of earnings to fixed charges and preferred stock dividends, excluding interest on deposits(1)(2)	5.04x	5.74x	5.21x	4.89x	4.06x	—

(1)
Earnings for the year ended December 31, 2012 were inadequate to cover fixed charges and preferred stock dividends. Additional earnings of $354.5 million would have been needed to bring both the ratio of earnings to fixed charges and preferred stock dividends and the ratio of earnings to fixed charges and preferred stock dividends, excluding interest on deposits, to 1.0.

(2)
The ratio of earnings to fixed charges and preferred stock dividends, excluding interest on deposits, is being provided as an additional measure to provide comparability to the ratios disclosed by all other issuers of debt securities.

        The ratio of earnings to fixed charges and preferred stock dividends is calculated as follows:

(income (loss) before income tax expense (benefit))
+(fixed charges and preferred stock dividends)
–(preferred stock dividends)
–(other adjustments)

(interest on deposits)
+(interest on borrowings)
+(interest portion of rental expense)
+(preferred stock dividends)
+(other adjustments)

        "Preferred stock dividends" represents the pre-tax earnings that would be required to cover such dividend requirements, and "interest portion of rental expense" is the appropriate portion of rental expense (generally one-third) deemed representative of the interest factor. For purposes of the "earnings" computation, other adjustments include adding the amortization of capitalized interest and subtracting interest capitalized and income attributable to non-controlling interests. For purposes of the "fixed charges" computation, other adjustments include capitalized interest costs.

        For purposes of the ratios of earnings to fixed charges and preferred stock dividends, excluding interest on deposits, "interest on deposits" is subtracted from both the numerator and the denominator of the ratio calculation.

 USE OF PROCEEDS

        Unless the applicable prospectus supplement indicates otherwise, we intend to use net proceeds from the sale of securities for general corporate purposes, including capital to support asset growth, working capital, capital expenditures, acquisitions and the refinancing of existing debt. We may temporarily invest funds that are not immediately needed for these purposes in cash or short-term marketable securities.

 DESCRIPTION OF COMMON STOCK

        As of the date of this prospectus, we are authorized to issue 280,000,000 shares of common stock, par value $.01 per share, of TCF. As of August 31, 2017, we had 171,767,148 shares of common stock issued (which includes 42,566 shares held in treasury) and had reserved approximately 3,199,988 shares of common stock for issuance upon exercise of outstanding warrants to purchase our common stock and 1,413,155 shares of common stock for issuance under various employee or director incentive, compensation and option plans. The shares of common stock currently outstanding are fully paid and nonassessable.

        We have summarized the material terms and provisions of the common stock in this section. We have also filed our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws as exhibits to the registration statement of which this prospectus forms a part. For more information on how you can obtain a copy of our Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws, see "Where You Can Find More Information." The prospectus supplement relating to any common stock being offered will include specific terms relating to the offering.

Dividends

        Holders of our common stock are entitled to receive dividends if, as and when declared by our board of directors out of funds legally available for payment. In addition, any determination to pay dividends will be subject to applicable regulatory restrictions and Delaware law, and will be dependent upon our results of operations, financial condition, contractual restrictions and other factors deemed relevant by our board of directors.

Voting Rights

        Each holder of common stock is entitled to one vote per share. Subject to the rights, if any, of the holders of any series of preferred stock under its applicable certificate of designation and applicable law, all voting rights are vested in the holders of shares of our common stock.

Rights Upon Liquidation

        In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of our common stock will be entitled to share equally and ratably, in proportion to the number of shares held, in any of our net assets available for distribution to holders of common stock after we have paid in full all of our debts and, to the extent applicable, after the holders of any series of our outstanding preferred stock have received any of their liquidation preferences in full.

Listing

        Our common stock is listed on the New York Stock Exchange under the symbol "TCF."

Transfer Agent

        Computershare Trust Company, N.A. is the transfer agent, registrar and dividend disbursement agent for our common stock.

Miscellaneous

        Holders of shares of our common stock are not entitled to preemptive or conversion rights and are not subject to call. There are no redemption or sinking fund provisions applicable to the common stock.

Anti-Takeover Provisions

        Provisions of Delaware law and of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws could make it more difficult for a third party to acquire control of us or have the effect of discouraging a third party from attempting to acquire control of us. For example, we are subject to Section 203 of the Delaware General Corporation Law (the "DGCL"), which would make it more difficult for another party to acquire us without the approval of our board of directors.

        Our Amended and Restated Certificate of Incorporation authorizes our board of directors, without stockholder approval, to issue series of preferred stock, which could discourage or make more difficult attempts to take control of our company through a merger, tender offer, proxy contest or otherwise. Preferred stock with special voting rights or other features could operate as a defensive measure in response to a takeover proposal.

        In addition to our board of directors, stockholders can nominate candidates for election to our board of directors. However, a stockholder must follow the advance notice procedures described in Section 13(a) of our Amended and Restated Bylaws. In general, stockholder nominations shall be made pursuant to timely notice, meaning such notice must be delivered to or mailed and received by the Secretary of TCF no earlier than the close of business on the 120th day and not later than the 90th day in advance of the anniversary of the previous year's annual meeting or, for consideration at any other annual meeting of stockholders, the close of business on the tenth day following the date of the earlier of the day on which notice of the date of the annual meeting was mailed or the day on which public disclosure was made. Subject to all of the terms and conditions specified in our Amended and Restated Bylaws, an eligible stockholder (or a group of up to 20 eligible stockholders) who has continuously owned for three years at least three percent of our outstanding shares may also nominate and include in our proxy materials nominees constituting up to 25% of the board of directors. A stockholder must deliver written notice of the proxy access nomination to the Secretary of TCF at least 120 days prior to the first anniversary of the filing date of our definitive proxy statement for the preceding year's annual meeting and no earlier than 150 days prior to such date.

        Stockholders can propose that business other than nominations to our board of directors be considered at an annual meeting of stockholders only if a stockholder follows the advance notice procedures described in our Amended and Restated Bylaws. In general, a stockholder must submit a written notice of the proposal and the stockholder's interest in the proposal to the Secretary of TCF no earlier than the close of business on the 120th day and not later than the 90th day in advance of the anniversary of the previous year's annual meeting or, for consideration at any other annual meeting of stockholders, the close of business on the tenth day following the date of the earlier of the day on which notice of the date of the annual meeting was mailed or the day on which public disclosure was made. Stockholders seeking to have a stockholder proposal considered for inclusion in our annual proxy statement must comply with the requirements of Rule 14a-8 of the federal proxy rules.

        Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide procedures pursuant to which stockholders holding at least 25% of the then-outstanding shares of TCF entitled to vote may request that the board of directors call a special meeting of stockholders. Certain restrictions impose informational and procedural requirements on stockholders requesting such a meeting, including the requirement that the stockholders have held the shares for at least one full year, as well as provisions designed to avoid the calling of a special meeting to conduct the same or similar business that was recently addressed or soon will be addressed at another stockholder meeting or that would be held close in time to our annual meeting.

        Under our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, our board of directors can adopt, amend or repeal the Amended and Restated Bylaws, subject to limitations under the DGCL or in the Amended and Restated Bylaws. Under the DGCL, our stockholders also have the power to adopt, amend, or repeal our Amended and Restated Bylaws.

        With certain limited exceptions, federal regulations prohibit a person or company or a group of persons deemed to be "acting in concert" from, directly or indirectly, acquiring more than 10% (5% if the acquirer is a bank holding company) of any class of our voting stock or obtaining the ability to control in any manner the election of a majority of our directors or otherwise direct the management or policies of our company without prior notice or application to and the approval of the Federal Reserve. These provisions could make it more difficult for a third party to acquire us even if an acquisition might be in the best interest of our stockholders.

        Finally, there are also substantial regulatory limitations on changes of control of bank holding companies.

 DESCRIPTION OF PREFERRED STOCK

        We are authorized to issue up to 30,000,000 shares of preferred stock, par value $.01 per share, in one or more series.

        We have summarized the material terms and provisions of the preferred stock in this section. We have also filed our Amended and Restated Certificate of Incorporation, including our Certificates of Designations, and our Amended and Restated Bylaws as exhibits to the registration statement of which this prospectus forms a part. For more information on how you can obtain a copy of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, see "Where You Can Find More Information." The prospectus supplement relating to any preferred stock being offered will include specific terms relating to the preferred stock and the offering.

        Subject to limitations prescribed by Delaware law and our Amended and Restated Certificate of Incorporation, our board of directors is authorized to fix the number of shares constituting each series of preferred stock and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including those provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and those other subjects or matters as may be fixed by resolution of our board of directors.

        You should refer to the prospectus supplement relating to the particular series of the preferred stock being offered for specific terms, including:

  •
  the series, title and stated value of that preferred stock;

  •
  the number of shares of that preferred stock offered, the liquidation preference per share and the offering price of that preferred stock;

  •
  the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to that preferred stock;

  •
  whether dividends on that preferred stock shall be cumulative or not and, if cumulative, the date from which dividends on that preferred stock shall accumulate;

  •
  the voting rights, if any, for that preferred stock;

  •
  the procedures for any auction or remarketing, if any, for that preferred stock;

  •
  provisions for a sinking fund, if any, for that preferred stock;

  •
  provisions for redemption, if applicable, of that preferred stock;

  •
  any listing of that preferred stock on any securities exchange;

  •
  whether we have elected to offer depositary shares and the terms of such depositary shares, as described below;

  •
  the terms and conditions, if applicable, upon which that preferred stock will be convertible into our common stock, including the conversion price (or manner of calculation thereof);

  •
  the relative ranking and preference of the preferred stock as to distribution rights and rights upon our liquidation, dissolution or winding up if other than as described in this prospectus;

  •
  any limitations on the issuance of any other series of preferred stock ranking senior to or on a parity with the preferred stock as to distribution rights and rights upon our liquidation, dissolution or winding up;

  •
  a discussion of certain federal income tax considerations applicable to that preferred stock;

  •
  any limitations on actual, beneficial or constructive ownership and restrictions on transfer of that preferred stock and, if convertible, the related common stock; and

  •
  any other material terms, preferences, rights, limitations or restrictions of that preferred stock.

        The preferred stock will, when issued, be fully paid and nonassessable and, except as may be determined by our board of directors and set forth in the certificate of designation setting forth the terms of any series of preferred stock, will not have, or be subject to, any preemptive or similar rights.

        Under regulations of the Federal Reserve, our preferred stock may be deemed a "class of voting securities" for purposes of the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act") because the holders of our preferred stock are entitled to vote for the election of directors if we do not pay preferred stock dividends. Any holder of more than 25% of a class of our voting securities, or less than 25% if the holder otherwise exercises a "controlling influence" over us, would be regulated as a bank holding company under the Bank Holding Company Act. In addition, an existing bank holding company would need to obtain the Federal Reserve's approval before acquiring more than 5% of any class of our voting securities. Separately, under the Change in Bank Control Act of 1978, any "person," including an individual or company other than a bank holding company, may need to obtain the Federal Reserve's approval before acquiring 10% or more of any class of our voting securities. All series of our preferred stock are considered a single "class of voting shares" under the Bank Holding Company Act because they generally vote together on all matters as described below under "—Voting Rights."

Ranking

        Unless otherwise specified in the applicable prospectus supplement, any shares of preferred stock issued hereunder will rank senior to our common stock, equally with our currently outstanding series of preferred stock, described below under "—Outstanding Preferred Stock," and at least equally with each other series of preferred stock we may issue (except for any senior series that may be issued with the requisite consent of the holders of our currently outstanding series of preferred stock and all other parity stock), with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up. In addition, we will generally be able to pay dividends and distributions upon liquidation, dissolution or winding up only out of lawfully available assets for such payment (i.e., after taking account of all of our debts, other non-equity claims and, to the extent applicable, liquidation preferences on any equity securities that are senior to our preferred stock).

Dividends

        Unless otherwise specified in the applicable prospectus supplement, dividends on shares of our preferred stock will not be mandatory. Holders of our preferred stock will be entitled to receive, if, as and when declared by our board of directors or a duly authorized committee thereof out of legally available assets cash dividends on the liquidation preference, which will be specified in the applicable prospectus supplement. The applicable prospectus supplement relating to a particular series of preferred stock will describe the dividend rates and dates on which dividends will be payable. The rates may be fixed or variable or both. If the dividend rate is variable, the applicable prospectus supplement will describe the formula used to determine the dividend rate for each dividend period. We will pay dividends to the holders of record as they appear on our stock books on the record dates fixed by our board of directors or its duly authorized committee.

        Notwithstanding the foregoing, dividends on our preferred stock shall not be declared, paid or set aside for payment to the extent such act would cause us to fail to comply with laws and regulations applicable thereto, including applicable capital adequacy guidelines.

        The applicable prospectus supplement will also state whether the dividends on any series of the preferred stock are cumulative or non-cumulative. If our board of directors does not declare a dividend payable on a dividend payment date on any non-cumulative series of preferred stock, then the holders of that series will not be entitled to receive a dividend for that dividend period, and we will not be obligated to pay the dividend for that dividend period even if our board declares a dividend on that series payable in the future.

        So long as any share of our preferred stock remains outstanding, unless the full dividends for the then-current dividend period on all outstanding shares of our preferred stock have been declared and paid in full or declared and a sum sufficient for the payment thereof has been set aside, then (1) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any junior stock (other than a dividend payable solely in junior stock), (2) no shares of junior stock shall be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than as a result of a reclassification of junior stock for or into other junior stock, or the exchange or conversion of one share of junior stock for or into another share of junior stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock) nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by us, and (3) no shares of parity stock shall be repurchased, redeemed or otherwise acquired for consideration by us otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the preferred stock and such parity stock except by conversion into or exchange for junior stock, during such dividend period.

        When dividends are not paid in full upon the shares of a series of our preferred stock and any parity stock, all dividends declared upon shares of such series and any parity stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current dividend period per share on such series, and accrued dividends, including any accumulation, on any parity stock, bear to each other.

        As used in this prospectus, "junior stock" means our common stock and any other class or series of stock of TCF hereafter authorized over which our preferred stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of TCF. As used in this prospectus, "parity stock" means the currently outstanding series of our preferred stock and any other class or series of stock of TCF that ranks equally with our preferred stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of TCF.

        Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise), as may be determined by our board of directors or a duly authorized committee thereof, may be declared and paid on our common stock and any other stock ranking equally with or junior to our preferred stock from time to time out of any assets legally available for such payment, and the holders of our preferred stock shall not be entitled to participate in any such dividend.

Liquidation Rights

        Unless the applicable prospectus supplement states otherwise, if we voluntarily or involuntarily liquidate, dissolve or wind up our business, the holders of shares of each series of the preferred stock offered under this prospectus and any parity stock will be entitled to receive:

  •
  liquidation distributions in the amount stated in the applicable prospectus supplement; and

  •
  all accrued and unpaid dividends, without accumulation of any undeclared dividends.

        We will pay these amounts to the holders of shares of each series of the preferred stock, and all amounts owing on any parity stock as to distributions upon liquidation, out of our assets available for distribution to stockholders before any distribution is made to holders of any securities ranking junior to the series of preferred stock upon liquidation. Shares of our preferred stock may be fully subordinated to interests held by the U.S. government in the event of a receivership, insolvency, liquidation or similar proceeding under the "orderly liquidation authority" of Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

        For purposes of this section, the merger or consolidation of TCF with any other entity, including a merger or consolidation in which the holders of our preferred stock receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of the assets of TCF for cash, securities or other property, shall not constitute a liquidation, dissolution or winding up of TCF.

        We will make pro rata distributions to the holders of a series of preferred stock and any other shares of our stock ranking equal to that series of preferred stock as to distributions upon dissolution, liquidation or winding up of our business if

  •
  we voluntarily or involuntarily liquidate, dissolve or wind up our business, and

  •
  we do not have enough assets available for distribution to the holders of such series of preferred stock and any other shares of our stock ranking equal with such series as to any such distribution to pay all amounts to which the holders are entitled.

        This means the distributions we pay to the holders of all shares ranking equal as to distributions upon dissolution, liquidation or winding up of our business will bear the same relationship to each other that the full distributable amounts for which those holders are respectively entitled upon dissolution, liquidation or winding up of our business bear to each other.

        After we pay the full amount of the liquidation distribution to which the holders of a series of the preferred stock are entitled, those holders will have no right or claim to any of our remaining assets.

Redemption

        Subject to receipt of prior approval by the Federal Reserve, if required, we may redeem all or part of a series of the preferred stock and that series may be subject to mandatory redemption under a sinking fund or otherwise, as described in the applicable prospectus supplement. Redeemed shares of preferred stock will become authorized but unissued shares of preferred stock or preference stock, as the case may be, that we may issue in the future.

        If a series of the preferred stock is subject to mandatory redemption, the applicable prospectus supplement will specify the number of shares that we will redeem each year and the redemption price. If shares of preferred stock are redeemed, we will pay all accrued and unpaid dividends on those shares to, but excluding, the redemption date. The prospectus supplement will also specify whether the redemption price will be paid in cash or other property. If we are only permitted to pay the redemption price for a series of preferred stock from the proceeds of a capital stock issuance, and the proceeds from the issuance are insufficient or no such issuance has occurred, then the terms of that series may provide that the preferred stock will automatically and mandatorily be converted into that capital stock.

        If fewer than all of the outstanding shares of any series of the preferred stock are to be redeemed, our board of directors will determine the number of shares to be redeemed. We will redeem the shares pro rata from the holders of record in proportion to the number of shares held by them, with adjustments to avoid redemption of fractional shares.

        Even though the terms of a series of preferred stock may permit redemption of all or a part of the preferred stock, if any dividends, including accumulated dividends, on that series are past due:

  •
  we will not redeem any preferred stock of that series unless we simultaneously redeem all outstanding preferred stock of that series; and

  •
  we will not purchase or otherwise acquire any preferred stock of that series.

        The prohibition discussed in the prior sentence will not prohibit us from purchasing or acquiring preferred stock of that series under a purchase or exchange offer if we make the offer on the same terms to all holders of that series.

        Unless the applicable prospectus supplement specifies otherwise, we will give notice of a redemption by mailing a notice to each record holder of the shares to be redeemed, between 30 to 60 days prior to the date fixed for redemption. We will mail the notices to the holders' addresses as they appear on our stock records. Each notice will state:

  •
  the redemption date;

  •
  the number of shares and the series of the preferred stock to be redeemed;

  •
  the redemption price;

  •
  the place or places where holders can surrender the certificates for the preferred stock for payment of the redemption price;

  •
  that dividends on the shares to be redeemed will cease to accrue on the redemption date; and

  •
  the date when the holders' conversion rights, if any, will terminate.

        If we redeem fewer than all shares of any series of the preferred stock held by any holder, we will also specify the number of shares to be redeemed from the holder in the notice.

        If we have given notice of the redemption and have provided the funds for the payment of the redemption price, then beginning on the redemption date:

  •
  the dividends on the preferred stock called for redemption will no longer accrue;

  •
  those shares will no longer be considered outstanding; and

  •
  the holders will no longer have any rights as stockholders except to receive the redemption price.

        When the holder properly surrenders the redeemed shares, the redemption price will be paid out of the funds provided by us. If we redeem fewer than all of the shares represented by any certificate, we will issue a new certificate representing the unredeemed shares without cost to the holder.

        If a redemption described above is deemed to be a "tender offer" within the meaning of Rule 14e-1 under the Exchange Act, we will comply with all applicable provisions of the Exchange Act.

Voting Rights

        Except as provided in this section, by law or in the applicable prospectus supplement, the holders of our preferred stock will have no voting rights.

        Unless the applicable prospectus supplement states otherwise, if and whenever dividends on any shares of a series of our preferred stock or any other class or series of preferred stock that ranks on parity with such series as to payment of dividends, and upon which similar voting rights have been conferred and are exercisable, have not been paid in an aggregate amount equal, as to any class or series, to at least six quarterly dividend periods, whether or not consecutive (a "Nonpayment"), the holders of such series (together with holders of any and all other classes of our authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) will have the right, voting separately as a single class without regard to series, to elect two additional members of our board of directors (the "Preferred Directors"), provided that our board of directors shall at no time include more than two Preferred Directors. In that event, the number of directors on our board of directors shall automatically increase by two and, at the request of any holder of such series of preferred stock, a special meeting of the holders of such series of preferred stock and any other class or series of preferred stock that ranks on parity with such series as to payment of dividends and for which dividends have not been paid, shall be called for the election of the two directors (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), followed by such election at each subsequent annual meeting. These voting rights will continue until full dividends have been paid regularly on the shares of such series of preferred stock and any other class or series of preferred stock that ranks on parity with such series of preferred stock as to payment of dividends for at least four consecutive dividend periods following the Nonpayment.

        If and when full dividends have been regularly paid for at least four consecutive dividend periods following a Nonpayment on such series of preferred stock and any other class or series of preferred stock that ranks on parity with such series of preferred stock as to payment of dividends, the holders of such series of preferred stock will be divested of the foregoing voting rights (subject to revesting in the event of each subsequent Nonpayment) and the term of office of each Preferred Director so elected will immediately terminate and the number of directors on our board of directors will automatically decrease by two. Any Preferred Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of such series of preferred stock (together with holders of any and all other classes of our authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) when they have the voting rights described above. So long as a Nonpayment shall continue, any vacancy in the office of a Preferred Director (other than prior to the initial election of the Preferred Directors) may be filled by the written consent of the Preferred Director remaining in office, or if none remains in office, by a vote of the holders of the outstanding shares of such series of preferred stock (together with holders of any and all other series of our authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) to serve until the next annual meeting of stockholders. The Preferred Directors shall each be entitled to one vote per director on any matter.

        If the holders of such series of preferred stock become entitled to vote for the election of directors, such series of preferred stock may be considered a class of voting securities under interpretations adopted by the Federal Reserve. As a result, certain holders of such series may become subject to regulations under the Bank Holding Company Act of 1956, as amended, or certain acquisitions of such series of preferred stock may be subject to prior approval by the Federal Reserve.

        So long as any shares of a series of preferred stock remain outstanding and unless the vote or consent of the holders of a greater number of shares shall then be required by law:

  •
  the affirmative vote or consent of the holders of at least 66 2/3% of all of the shares of such series of preferred stock and all other parity stock, at the time outstanding, voting as a single class without regard to series, shall be required to issue, authorize or increase the authorized amount of, or to issue or authorize any obligation or security convertible into or evidencing the right to purchase, any class or series of stock ranking senior to such series of preferred stock and all other parity stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of TCF; and

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  the affirmative vote or consent of the holders of at least 66 2/3% of all of the shares of such series of preferred stock at the time outstanding, voting separately as a class, shall be required to authorize any amendment of our Amended and Restated Certificate of Incorporation or the Certificate of Designations for such series of preferred stock or any certificate of designations or any similar document relating to any other series of preferred stock which will materially and adversely affect the powers, preferences, privileges or rights of such series, taken as a whole;

    provided, however, that the following will not be deemed to adversely affect the powers, preferences, privileges or rights of other series and: (i) any increase in the amount of the authorized or issued preferred stock of such series, (ii) any increase in the amount of authorized preferred stock of TCF or (iii) the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock ranking equally with and/or junior to such series of preferred stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon liquidation, dissolution or winding up of TCF.

        The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of a series shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by us for the benefit of the holders of such series of preferred stock to effect such redemption.

Resignation and Removal of Depositary

        The depositary may resign at any time by delivering notice to us. We may also remove the depositary at any time. Resignations or removals will take effect when a successor depositary is appointed and it accepts the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

Miscellaneous

        Unless provided by law or stated in the applicable prospectus supplement, holders of our preferred stock will not have preemptive or subscription rights to acquire more capital stock of TCF. Our preferred stock will not be convertible into, or exchangeable for, shares of any other class or series of stock or other securities of TCF, unless otherwise provided in the applicable prospectus supplement. Unless stated in the applicable prospectus supplement, our preferred stock has no stated maturity and will not be subject to any sinking fund or other obligation of TCF to redeem or repurchase such preferred stock.

Anti-Takeover Provisions

        For a description of certain anti-takeover provisions in our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws and the DGCL, see "Description of Common Stock—Anti-Takeover Provisions."

Outstanding Preferred Stock

        Unless we specify otherwise in the applicable prospectus supplement, the preferred stock offered by this prospectus will rank equally in all respects with our outstanding preferred stock. Our common stock, including the common stock that may be issued upon conversion or exchange of preferred stock, will be subject to any prior rights of the preferred stock then outstanding. Therefore, the rights of the outstanding preferred stock described below and any preferred stock that may be issued after the date hereof, may limit the rights of the holders of the common stock. At August 31, 2017, we had issued and outstanding 6,900 shares of our Series A Non-Cumulative Perpetual Preferred Stock (the "Series A Preferred Stock"), as represented by 6,900,000 shares of our Series A depositary shares (the "Series A Depositary Shares"), and 4,000,000 shares of our Series B Non-Cumulative Perpetual Preferred Stock (the "Series B Preferred Stock").

  Series A Preferred Stock.

        As of the date of this prospectus, we have authorized the issuance of 6,900 shares of Series A Preferred Stock, with a liquidation preference of $25,000 per share, all of which are issued and outstanding. The following summary is not complete. You should refer to the applicable provisions of our Amended and Restated Certificate of Incorporation and the Certificate of Designations creating the Series A Preferred Stock, our Amended and Restated Bylaws and the DGCL for a complete statement of the terms and rights of the Series A Preferred Stock. For more information on how you can obtain a copy of our Amended and Restated Certificate of Incorporation, Certificate of Designations for the Series A Preferred Stock and Amended and Restated Bylaws, see "Where You Can Find More Information."

        Shares of the Series A Preferred Stock rank senior to our common stock, equally with shares of our Series B Preferred Stock and at least equally with each other series of our preferred stock that we may issue (except for any senior series that may be issued with the requisite consent of the holders of the Series A Preferred Stock and all other parity stock, including the Series B Preferred Stock), with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up. Shares of the Series A Preferred Stock include the same provisions with respect to restrictions on declaration and payment of dividends as the Series B Preferred Stock. Holders of Series A Preferred Stock do not have preemptive or subscription rights.

        The Series A Preferred Stock is not convertible into, or exchangeable for, shares of any other class or series of our stock or other securities. The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or other obligation of ours to redeem or repurchase the Series A Preferred Stock.

        Dividends.    Holders of Series A Preferred Stock will be entitled to receive, if, as and when declared by our board of directors or a duly authorized committee of the board, out of legally available assets, non-cumulative cash dividends. Dividends will accrue on the liquidation preference amount, which is $25,000 per share, and are payable quarterly in arrears on the 1st day of March, June, September and December of each year at a rate per annum equal to 7.50%; provided, dividends not declared with respect to any dividend period shall not be cumulative. If we pay a partial dividend or skip a dividend payment on the Series A Preferred Stock at any time, we will be subject to certain restrictions.

        Redemption.    The Series A Preferred Stock is not subject to any mandatory redemption provisions. The Series A Preferred Stock may be redeemed at our option (1) in whole or in part, from time to time, on or after June 25, 2017 or (2) in whole, but not in part, prior to June 25, 2017 within 90 days of a "regulatory capital treatment event" (as described below), in each case at a redemption price equal to $25,000 per share, plus any declared and unpaid dividends for prior dividend periods and accrued but unpaid and undeclared dividends for the then-current dividend period to the redemption date. A "regulatory capital treatment event" means our determination, in good faith, that, as a result of any

  •
  amendment to, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of Series A Preferred Stock,

  •
  proposed change in those laws or regulations that is announced after the issuance of any share of Series A Preferred Stock, or

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  official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of Series A Preferred Stock, there is more than an insubstantial risk that we will not be entitled to treat the full liquidation value of all shares of Series A Preferred Stock then outstanding as Tier 1 capital (or its equivalent) for purposes of the capital adequacy guidelines or regulations of the appropriate federal banking agency, as then in effect and applicable, for as long as any share of Series A Preferred Stock is outstanding.

        The holders of the Series A Preferred Stock do not have the right to require the redemption or repurchase of the Series A Preferred Stock. Any redemption of the Series A Preferred Stock is subject to our receipt of any required prior approval by the Federal Reserve and to the satisfaction of any conditions set forth in the capital guidelines or regulations of the Federal Reserve applicable to the redemption of the Series A Preferred Stock.

        Voting Rights.    Except as provided below, the holders of the Series A Preferred Stock will have no voting rights.

        Whenever dividends on any shares of the Series A Preferred Stock or any other class or series of preferred stock that ranks on parity with the Series A Preferred Stock as to payment of dividends (which includes the Series B Preferred Stock), and upon which similar voting rights have been conferred and are exercisable, shall not have been declared and paid for an amount equal to six or more dividend payments, whether or not for consecutive dividend periods, the number of directors on our board of directors shall automatically increase by two and the holders of Series A Preferred Stock, together with the holders of all other affected classes and series of parity stock, voting as a single class, shall be entitled to elect the two additional directors. These voting rights will continue until full dividends have been paid regularly on the shares of the Series A Preferred Stock and any other class or series of parity stock as to payment of dividends (including the Series B Preferred Stock) for at least four consecutive dividend periods.

        So long as any shares of Series A Preferred Stock remain outstanding, (1) the vote or consent of the holders of at least 66 2/3% of the shares of Series A Preferred Stock and all other parity stock (including the Series B Preferred Stock), voting as a single class, shall be necessary to issue, authorize or increase the authorized amount of, or to issue or authorize any obligation or security convertible into or evidencing the right to purchase, any class or series of stock ranking senior to the Series A Preferred Stock and all other parity stock with respect to payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up; and (2) the vote or consent of the holders of at least 66 2/3% of the shares of Series A Preferred Stock shall be necessary to amend our Amended and Restated Certificate of Incorporation or the Certificate of Designations creating the Series A Preferred Stock or any other series of preferred stock so as to materially and adversely affect the powers, preferences, privileges or rights of the Series A Preferred Stock, taken as a whole; provided, however, that the following will not be deemed to adversely affect the powers, preferences, privileges or rights of the Series A Preferred Stock: (i) any increase in the amount of the authorized or issued Series A Preferred Stock, (ii) any increase in the amount of authorized preferred stock of TCF or (iii) the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock ranking equally with and/or junior to the Series A Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon liquidation, dissolution or winding up of TCF.

  Series A Depositary Shares.

        Each Series A Depositary Share issued by us represents a 1/1,000th ownership interest in one share of our Series A Preferred Stock, subject to the terms, rights and preferences of the Series A Preferred Stock. The shares of our Series A Preferred Stock are deposited with Computershare Trust Company, N.A. and Computershare, Inc., as depositary. Pursuant to the deposit agreement among TCF and the depositary, the depositary issued Series A Depositary Shares, which are evidenced by depositary receipts. The following summary is not complete. You should refer to the applicable provisions of the deposit agreement and the form of depositary receipt. For more information on how you can obtain copies of the deposit agreement and the form of depositary receipt, see "Where You Can Find More Information."

        The depositary shares are listed on the NYSE under the symbol "TCFPB."

        Dividends.    The depositary will distribute any cash dividends or other cash distributions received in respect of the deposited Series A Preferred Stock to the record holders of Series A Depositary Shares relating to the underlying Series A Preferred Stock in proportion to the number of Series A Depositary Shares held by the holders. The depositary will distribute any property received by it other than cash to the record holders of Series A Depositary Shares entitled to those distributions, unless it determines that the distribution cannot be made proportionally among those holders or that it is not feasible to make a distribution. In that event, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of the Series A Depositary Shares in proportion to the number of Series A Depositary Shares they hold.

        Record dates for the payment of dividends and other matters relating to the Series A Depositary Shares will be the same as the corresponding record dates for the Series A Depositary Shares.

        The amounts distributed to holders of depositary shares will be reduced by any amounts required to be withheld by the depositary or by us on account of taxes or other governmental charges.

        Redemption.    If we redeem the Series A Preferred Stock represented by the Series A Depositary Shares, the Series A Depositary Shares will be redeemed from the proceeds received by the depositary resulting from the redemption of the Series A Preferred Stock held by the depositary. The redemption price per Series A Depositary Shares will be equal to 1/1,000th of the redemption price per share payable with respect to the Series A Preferred Stock (or $25 per Series A Depositary Share), plus any declared and unpaid dividends for prior dividend periods and accrued but unpaid and undeclared dividends for the then-current dividend period to the redemption date. Whenever we redeem shares of Series A Preferred Stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing shares of Series A Preferred Stock so redeemed.

        In case of any redemption of less than all of the outstanding Series A Depositary Shares, the Series A Depositary Shares to be redeemed will be selected by the depositary pro rata from the holders of record of Series A Preferred Stock in proportion to the number of shares of Series A Preferred Stock held by such holders, or by lot or in such other manner determined by the depositary to be equitable. In any such case, we will redeem Series A Depositary Shares only in increments of 1,000 shares and any multiple thereof.

        Voting.    When the depositary receives notice of any meeting at which the holders of the Series A Preferred Stock are entitled to vote, the depositary will mail (or otherwise transmit by an authorized method) the information contained in the notice to the record holders of the Series A Depositary Shares. Each record holder of the Series A Depositary Shares on the record date, which will be the same date as the record date for the Series A Preferred Stock, may instruct the depositary to vote the amount of the Series A Preferred Stock represented by the holder's Series A Depositary Shares. To the extent possible, the depositary will vote the amount of the Series A Preferred Stock represented by Series A Depositary Shares in accordance with the instructions it receives. We will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any Series A Depositary Shares, it will vote all Series A Depositary Shares held by it proportionately with instructions received.

  Series B Preferred Stock.

        As of the date of this prospectus, we have authorized the issuance of up to 4,600,000 shares of Series B Preferred Stock, with a liquidation preference of $25 per share, of which 4,000,000 shares are issued and outstanding. The following summary is not complete. You should refer to the applicable provisions of our Amended and Restated Certificate of Incorporation and the Certificate of Designations creating the Series B Preferred Stock, our Amended and Restated Bylaws and the DGCL for a complete statement of the terms and rights of the Series B Preferred Stock. For more information on how you can obtain a copy of our Amended and Restated Certificate of Incorporation, Certificate of Designations for the Series B Preferred Stock and Amended and Restated Bylaws, see "Where You Can Find More Information."

        Shares of the Series B Preferred Stock rank senior to our common stock, equally with shares of our Series A Preferred Stock and at least equally with each other series of our preferred stock that we may issue (except for any senior series that may be issued with the requisite consent of the holders of the Series B Preferred Stock and all other parity stock, including the Series A Preferred Stock), with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up. Shares of the Series B Preferred Stock include the same provisions with respect to restrictions on declaration and payment of dividends as the Series A Preferred Stock. Holders of Series B Preferred Stock do not have preemptive or subscription rights.

        The Series B Preferred Stock is not convertible into, or exchangeable for, shares of any other class or series of our stock or other securities. The Series B Preferred Stock has no stated maturity and will not be subject to any sinking fund or other obligation of ours to redeem or repurchase the Series B Preferred Stock.

        The Series B Preferred Stock is listed on the NYSE under the symbol "TCFPC."

        Dividends.    Holders of Series B Preferred Stock will be entitled to receive, if, as and when declared by our board of directors or a duly authorized committee of the board, out of legally available assets, non-cumulative cash dividends. Dividends will accrue on the liquidation preference amount, which is $25 per share, and are payable quarterly in arrears on the 1st day of March, June, September and December of each year at a rate per annum equal to 6.45%; provided, dividends not declared with respect to any dividend period shall not be cumulative. If we pay a partial dividend or skip a dividend payment on the Series B Preferred Stock at any time, we will be subject to certain restrictions and will provide, or cause to be provided, written notice to the holders of the Series B Preferred Stock prior to such date. Shares of our Series B Preferred Stock rank equally with the Series A Preferred Stock as to dividends and distributions on our liquidation, dissolution or winding up of affairs and include the same provisions with respect to restrictions on declaration and payment of dividends as the Series A Preferred Stock.

        Redemption.    The Series B Preferred Stock is not subject to any mandatory redemption provisions. The Series B Preferred Stock may be redeemed at our option (1) in whole or in part, from time to time, on or after December 19, 2017 or (2) in whole, but not in part, prior to December 19, 2017 within 90 days of a "regulatory capital treatment event" (as described below), in each case at a redemption price equal to $25 per share, plus any declared and unpaid dividends for prior dividend periods and accrued but unpaid and undeclared dividends for the then-current dividend period to the redemption date. A "regulatory capital treatment event" means our determination, in good faith, that, as a result of any:

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  amendment to, clarification of, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of Series B Preferred Stock,

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  proposed change in those laws or regulations that is announced or becomes effective after the issuance of any share of Series B Preferred Stock, or

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  official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced on or after the initial issuance of any share of Series B Preferred Stock, there is more than an insubstantial risk that we will not be entitled to treat the full liquidation value of all shares of Series B Preferred Stock then outstanding as Tier 1 capital (or its equivalent) for purposes of the capital adequacy guidelines or regulations of the appropriate federal banking agency, as then in effect and applicable, for as long as any share of Series B Preferred Stock is outstanding.

        The holders of the Series B Preferred Stock do not have the right to require the redemption or repurchase of the Series B Preferred Stock. Any redemption of the Series B Preferred Stock is subject to our receipt of any required prior approval by the Federal Reserve and to the satisfaction of any conditions set forth in the capital guidelines or regulations of the Federal Reserve applicable to the redemption of the Series B Preferred Stock.

        Voting Rights.    Except as provided below and as expressly provided by law, the holders of the Series B Preferred Stock will have no voting rights.

        Whenever dividends on any shares of the Series B Preferred Stock or any other class or series of preferred stock that ranks on parity with the Series B Preferred Stock as to payment of dividends, and upon which similar voting rights have been conferred (which includes the Series A Preferred Stock) and are exercisable, shall not have been paid in an aggregate amount equal, as to any class or series, to at least six quarterly dividend periods, whether or not consecutive, the number of directors on our board of directors shall automatically increase by two and the holders of Series B Preferred Stock, together with the holders of all other affected classes and series of parity stock, voting as a single class, shall have the right, voting separately as a single class without regard to series, to elect the two additional directors. These voting rights will continue until full dividends have been paid regularly on the shares of the Series B Preferred Stock and any other class or series of parity stock as to payment of dividends (including the Series A Preferred Stock) for at least four consecutive dividend periods.

        So long as any shares of Series B Preferred Stock remain outstanding and unless the vote or consent of the holders of a greater number of shares shall then be required by law, (1) the affirmative vote or consent of the holders of at least 66 2/3% of the shares of Series B Preferred Stock and all other parity stock (including the Series A Preferred Stock), voting as a single class, shall be necessary to issue, authorize or increase the authorized amount of, or to issue or authorize any obligation or security convertible into or evidencing the right to purchase, any class or series of stock ranking senior to the Series B Preferred Stock and all other parity stock with respect to payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up; and (2) the affirmative vote or consent of the holders of at least 66 2/3% of the shares of Series B Preferred Stock shall be necessary to amend our Amended and Restated Certificate of Incorporation or the Certificate of Designations creating the Series B Preferred Stock or any other series of preferred stock so as to materially and adversely affect the powers, preferences, privileges or rights of the Series B Preferred Stock, taken as a whole; provided, however, that the following will not be deemed to adversely affect the powers, preferences, privileges or rights of the Series B Preferred Stock: (i) any increase in the amount of the authorized or issued Series B Preferred Stock, (ii) any increase in the amount of authorized preferred stock of TCF or (iii) the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock ranking equally with and/or junior to the Series B Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon liquidation, dissolution or winding up of TCF.

DESCRIPTION OF DEPOSITARY SHARES

        The following description summarizes the general terms and provisions of depositary shares and depositary receipts. The prospectus supplement relating to any depositary shares and depositary receipts we offer will include specific terms related to the depositary shares and depositary receipts and the offering. You should read the particular terms of any depositary shares and depositary receipts we offer described in the related prospectus supplement, together with any deposit agreement relating to a particular series of preferred stock for provisions that may be important to you.

General

        We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. In that event, we will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock as described in the applicable prospectus supplement. The terms of any depositary shares will be set forth in the applicable prospectus supplement and the provisions of the deposit agreement, which we will file with the SEC.

        The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and the depositary named in the applicable prospectus supplement. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock, including dividend, voting, redemption, conversion and liquidation rights, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share.

        The depositary shares will be evidenced by depositary receipts issued pursuant to the applicable deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock as described in the applicable prospectus supplements.

Dividends and Other Distributions

        The depositary will distribute all cash dividends or other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to such preferred stock in proportion to the number of such depositary shares owned by such holders.

        The depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled thereto. If the depositary determines that it is not feasible to make such distribution, it may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

Redemption of Depositary Shares

        If a series of preferred stock represented by depositary shares is to be redeemed, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of such series of preferred stock. The depositary shares will be redeemed by the depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred stock so redeemed.

        Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem as of the same date the number of depositary shares representing the shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the depositary by lot or ratably or by any other equitable method as we may decide.

Voting the Preferred Stock

        When the depositary receives notice of any meeting at which the holders of the preferred stock may vote, the depositary will mail information about the meeting contained in the notice, and any accompanying proxy materials, to the record holders of the depositary shares relating to the preferred stock. Each record holder of such depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to how the preferred stock underlying the holder's depositary shares should be voted.

        The depositary will try, if practical, to vote the number of shares of preferred stock underlying the depositary shares according to the instructions received. We will agree to take all action requested by and deemed necessary by the depositary in order to enable the depositary to vote the preferred stock in that manner. The depositary will not vote any preferred stock for which it does not receive specific instructions from the holders of the depositary shares relating to such preferred stock.

Amendment and Termination of the Deposit Agreement

        The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between us and the depositary at any time. However, any amendment that materially and adversely alters the rights of the existing holders of depositary shares will not be effective unless approved by the holders of at least a 66 2/3% majority of the depositary shares then-outstanding.

        A deposit agreement may be terminated by us or the depositary only if:

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  all outstanding depositary shares relating to the deposit agreement have been redeemed;

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  there has been a final distribution on the preferred stock of the relevant series in connection with our liquidation, dissolution or winding up of our business and the distribution has been distributed to the holders of the related depositary shares;

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  upon the consent of the holders of at least a 66 2/3% majority of the depositary shares then outstanding; or

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  upon a material breach of the deposit agreement.

Miscellaneous

        If any series of preferred stock underlying the depositary shares is subject to conversion or exchange, the applicable prospectus supplement will describe the rights or obligations of each record holder of depositary receipts to convert or exchange the depositary shares.

        We will forward to the depositary, for distribution to the holders of depositary shares, all reports and communications that we must furnish to the holders of the preferred stock.

        Neither the depositary nor we will be liable if the depositary is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. Our obligations and the depositary's obligations under the deposit agreement will be limited to performance in good faith of duties set forth in the deposit agreement. Neither the depositary nor we will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or preferred stock unless satisfactory indemnity is furnished to us and/or the depositary. We and the depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

 PLAN OF DISTRIBUTION

        We may sell the securities being offered by use of this prospectus and a prospectus supplement from time to time in one or more transactions, including without limitation:

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  to or through underwriters, brokers or dealers;

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  through agents;

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  on any national exchange on which the securities offered by this prospectus are listed or any automatic quotation system through which the securities may be quoted;

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  directly to one or more purchasers; or

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  through a combination of any of these methods.

        The distribution of the securities may be effected from time to time in one or more transactions:

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  at a fixed price, or prices, which may be changed from time to time;

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  at market prices prevailing at the time of sale;

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  at prices related to such prevailing market prices; or

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  at negotiated prices.

        Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions. Each prospectus supplement will also describe the terms of the offering of the securities, including the following:

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  the name of the agent or the name or names of any underwriters;

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  the public offering or purchase price;

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  any discounts and commissions to be allowed or paid to the agent or underwriters;

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  all other items constituting underwriting compensation;

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  any discounts and commissions to be allowed or paid to dealers; and

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  any exchanges on which the securities will be listed.

        Under agreements that we may enter into, underwriters, dealers or agents who participate in the distribution of securities by use of this prospectus and a prospectus supplement may be entitled to indemnification by us against some types of liabilities, including liabilities under the Securities Act, or to reimbursement for some types of expenses.

        Underwriters, dealers or agents participating in a distribution of securities by use of this prospectus and a prospectus supplement may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the offered securities, whether received from an issuer or from purchasers of offered securities for whom they act as agent, may be deemed to be underwriting discounts and commissions under the Securities Act.

        Certain of the underwriters, dealers, agents or their affiliates may be customers of, have borrowing relationships with, engage in other transactions with, and/or perform services for us or our or its affiliates in the ordinary course of business.

        We may also use this prospectus and a prospectus supplement to solicit offers to purchase securities directly. Except as set forth in the applicable prospectus supplement, none of our directors, officers, or employees nor those of our bank subsidiaries will solicit or receive a commission in connection with these direct sales. Those persons may respond to inquiries by potential purchasers and perform ministerial and clerical work in connection with direct sales.

 LEGAL MATTERS

        In connection with particular offerings of the securities in the future, unless otherwise indicated in the applicable prospectus supplement, the validity of those securities will be passed upon for us by Faegre Baker Daniels LLP, Minneapolis, Minnesota. Certain legal matters will be passed upon for any underwriters, dealers or agents by Simpson Thacher & Bartlett LLP, New York City, New York or any other law firm identified as counsel for the underwriters in the applicable prospectus supplement.

EXPERTS

        The consolidated financial statements of TCF Financial Corporation as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

TCF Financial Corporation

7,000,000 Depositary Shares,
Each Representing a 1/1,000th Interest in a Share of
Series C Non-Cumulative Perpetual Preferred Stock

Prospectus Supplement dated September 7, 2017

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